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Exhibit 10.1

STOCK PURCHASE AGREEMENT
among
REGAL ENTERTAINMENT GROUP,
("Buyer")
HUSH HOLDINGS U.S. INC.
("Seller")
and
HOYTS CINEMAS CORPORATION
("Company")
Dated as of February 3, 2003

Contract	3
Control	3
Damages	3
Debt	3
Defined Benefit Plan	4
Dispute	4
DOL	4
Economic Benefit	4
Encumbrance	4
Environment	4
Environmental Claims	4
Environmental Laws	4
Environmental Permits	4
Environmental Release	4
ERISA	4
Escrow Agent	4
Escrow Agreement	4
Escrow Average Stock Price	4
ESOP	5
Estimated Net Working Capital	5
Excluded Lease	5
Excluded Operations	5
Excluded Subsidiaries	5
Excluded Theatres	5
Facilities	5
Final Net Working Capital	5
Former Facilities	5
GAAP	5
Governmental Authorization	5
Governmental Body	5
Hazardous Materials	5
Hoyts Cinemas	6
Hoyts License Agreement	6
HSR Act	6
Information Party	6
Intellectual Property	6
Interim Balance Sheet	6
IRC	6
IRS	6
IT Interim Agreement	6
Legal Requirement	6
Lessor Consents	6
Liability(ies)	6
Licenses	6
Material Adverse Effect	7
Material Contract(s)	7

Minimum Funding Plan	7
Multiemployer Plan	7
Net Working Capital	7
New York Courts	7
Noncompetition Agreement	7
NPL	7
Order	7
Ordinary Course of Business	7
Organizational Documents	7
Other Arrangement	7
Parcel	7
Parent	7
Parent Guarantee	7
PBGC	7
PCBs	7
Pension Plan	8
Permitted Encumbrances	8
Person	8
Plan	8
Post-Closing Adjustment	8
Pre-Closing Straddle Period	8
Post-Closing Tax Period	8
Pre-Closing Straddle Period	8
Pre-Closing Tax Period	8
Proceeding	8
Proprietary Rights Agreement	9
Purchase Price	9
Qualified Plan	9
Recipient	9
Recipient Party	9
Regal Indemnification Agreement	9
Regal Shares	9
Regal Stock	9
Release	9
Representative	9
Required Intellectual Property Consents	9
Restructuring	9
Restructuring Releases	9
Rules	9
SEC	9
SEC Filings	9
Section 338(h)(10) Election	9
Section 8023 Forms	9
Securities Act	9
Securities Exchange Act	9
Seller	9

	Seller 401(k) Plan	9
	Seller Assumed Property and Contracts	9
	Seller Calculation	9
	Seller Closing Documents	9
	Seller Contingent Obligation	9
	Seller Disclosure Schedule	10
	Seller Financial Statements	10
	Seller Guarantees	10
	Seller Indemnified Persons	10
	Seller Updated Information	10
	Seller's Knowledge	10
	Shares	10
	Stock Consideration	10
	Stock Escrow	10
	Stockholders Agreement	10
	Straddle Period	10
	Subsidiary(ies)	10
	Tax(es)	10
	Tax Audit	10
	Tax Items	10
	Tax Return	10
	Theatre Level Cash Flows	11
	Third Party Claim	11
	Transferred Account Balances	11
	Transferred Employees	11
	Transfer Taxes	11
	Transitional Services Agreement	11
	True-Up Amount	11
	Unaudited Financial Statements	11
	VEBA	11
	WARN Act	11
	Welfare Plan	11
2.	SALE AND TRANSFER OF SHARES; CLOSING	11
2.1	Shares	11
2.2	Purchase Price	11
2.3	Closing	12
2.4	Closing Deliveries	12
2.5	Net Working Capital Adjustment	14
2.6	338(h)(10) Election	16
2.7	Transfer Taxes	16
2.8	Escrow	17
3.	REPRESENTATIONS AND WARRANTIES OF SELLER	17
3.1	Organization and Good Standing	17
3.2	Authority; No Conflict	17
3.3	Capitalization and Debt	18
3.4	Financial Statements	19

3.5	Books and Records	19
3.6	Title to Properties and Assets; Encumbrances	20
3.7	Condition and Sufficiency of Assets	21
3.8	Intentionally Omitted.	21
3.9	Inventory	21
3.10	No Undisclosed Liabilities	22
3.11	Taxes	22
3.12	No Material Adverse Change	23
3.13	Employee Benefits	23
3.14	Compliance with Legal Requirements; Governmental Authorizations	25
3.15	Legal Proceedings; Orders	26
3.16	Absence of Certain Changes and Events	27
3.17	Contracts; No Defaults	28
3.18	Insurance	29
3.19	Environmental Matters	29
3.20	Employees	31
3.21	Labor Relations; Compliance	31
3.22	Intellectual Property	31
3.23	Transactions with Affiliates	33
3.24	Brokers or Finders	33
3.25	Stock Consideration Investment	33
3.26	Investigation by Seller; Buyer's Liability	34
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	34
4.1	Organization and Good Standing	34
4.2	Authority; No Conflict	34
4.3	Certain Legal Proceedings; Orders	35
4.4	Brokers or Finders	36
4.5	Capitalization	36
4.6	SEC Filings	36
4.7	Shares Investment	36
4.8	Investigation by Buyer; Seller's Liability	37
4.9	No Material Adverse Change	37
5.	COVENANTS OF THE COMPANY AND SELLER	37
5.1	Access and Investigation	37
5.2	Operation of the Businesses of the Acquired Companies	37
5.3	Required Approvals	38
5.4	Third Party Consents	39
5.6	No Negotiation	39
5.7	Reasonable Best Efforts	39
5.8	Restructuring; Excluded Operations	39
5.10	Labor Issues	40
5.11	Tax Sharing Agreements	40
5.12	Title Matters	40
5.13	Payment of Severance Obligations	40
5.14	Treatment of Company Guarantees	40
5.15	Treatment of 401(k) Accounts	41

5.16	Seller Updated Information	41
6.	COVENANTS OF BUYER	42
6.1	Governmental Approvals	42
6.2	Regal Board of Directors Seat	42
6.3	Reasonable Best Efforts	42
6.4	Treatment of Seller Guarantees	42
6.5	Maintenance of Books and Records	43
6.6	New York Stock Exchange Listings	43
6.7	Service Credit; Welfare Benefit Obligations	43
6.8	Third Party Consents	43
6.9	Buyer Updated Information	44
6.10	Consent to Existing Stockholders Agreement	44
7.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE	44
7.1	Accuracy of Representations	44
7.2	Seller's Performance	44
7.3	Injunctions and Other Court Actions	44
7.4	Restructuring	44
7.5	HSR Act	45
7.6	No Debt	45
7.7	Critical Theatre Level Software Support	45
7.8	Economic Benefit	45
7.9	Additional Documents	45
8.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE	45
8.1	Accuracy of Representations	45
8.2	Buyer's Performance	45
8.3	Additional Documents	46
8.4	Injunctions and Other Court Actions	46
8.5	HSR Act	46
8.6	Restructuring	46
9.	TERMINATION	46
9.1	Termination Events	46
9.2	Effect of Termination	46
10.	INDEMNIFICATION; REMEDIES	46
10.1	Survival; Right to Indemnification Not Affected by Knowledge	46
10.2	Indemnification and Payment of Damages by Seller	47
10.3	Procedure for Indemnification—Environmental Matters	48
10.4	Indemnification and Payment of Damages by Buyer	49
10.5	Time Limitations	49
10.6	Limitations on Indemnification Amounts—Seller	50
10.7	Limitations on Indemnification Amount—Buyer	50
10.8	Procedure for Indemnification—Third Party Claims	51
10.9	Tax Claims	51
10.10	Procedure For Indemnification—Other Claims	56
10.11	No Duplication; Sole Remedy	56
10.12	No Consequential Damages	56
10.14	Reduction of Damages Attributable to an Actual Tax Benefit.	56

11.	GENERAL PROVISIONS	57
11.1	Expenses	57
11.2	Public Announcements	57
11.3	Confidentiality	57
11.4	Notices	57
11.5	Further Assurances	58
11.6	Waiver	58
11.7	Entire Agreement and Modification	59
11.8	Disclosure Schedules	59
11.9	Assignments, Successors, and No Third-Party Rights	59
11.10	Severability	59
11.11	Section Headings, Construction	59
11.12	Time of Essence	59
11.13	Governing Law	59
11.14	Counterparts	60
11.15	Tax Assistance	60
11.16	Arbitration	60
11.17	Specific Performance	61

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of February 3, 2003, among Regal Entertainment Group, a Delaware corporation ("Buyer"), HUSH Holdings U.S. Inc., a Delaware corporation ("Seller"), and Hoyts Cinemas Corporation, a Delaware corporation (the "Company").

RECITAL

        Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of the Company for the consideration and on the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     DEFINITIONS.

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "AAA"—the American Arbitration Association.

        "Accountants"—as defined in Section 2.5(d).

        "Acquired Company(ies)"—the Company and those Subsidiaries of the Company set forth on Annex I to this Agreement, as such list may be varied pursuant to Section 5.8 hereto to give effect to the Restructuring, collectively.

        "Acquired Lease"—any lease, sublease, license, or other written agreement (including any amendment, modification or supplement thereof) made or entered into prior to the Closing under the terms of which the Company or any of its Subsidiaries has any right to occupy or use any Acquired Theatre or any part thereof or interest therein.

        "Acquired Theatre(s)"—the theatres listed on Annex I as being acquired by Buyer.

        "Adjusted Closing Balance Sheet"—as defined in Section 2.5(b).

        "Affiliate"—with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Affiliated Group"—any affiliated group within the meaning of IRC Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

        "Agreement"—as defined in the preamble to this Agreement.

        "Allocation"—as defined in Section 2.6(b).

        "Audited Financial Statements"—as defined in Section 3.4(a).

        "Applicable Contract"—any Contract (a) under which any Acquired Company has acquired any rights, (b) under which any Acquired Company has become subject to any obligation or liability, (c) by which any Acquired Company or any of the assets owned or used by it is bound or (d) under which any Acquired Company is a third party beneficiary.

        "Balance Sheet"—as defined in Section 3.4(a).

        "Buyer"—as defined in the first paragraph of this Agreement.

        "Buyer 401(k) Plan"—as defined in Section 5.15.

        "Buyer Closing Documents"—as defined in Section 4.2(a).

        "Buyer Disclosure Schedule"—the disclosure schedule delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

        "Buyer Indemnified Persons"—as defined in Section 10.2(a).

        "Buyer Plan"—as defined in Section 6.7.

        "Buyer Updated Information"—as defined in Section 6.9.

        "Buyer's Advisors"—as defined in Section 5.1.

        "Buyer's Knowledge"—the actual knowledge, after reasonable inquiry, of the following officers of Buyer: Michael Campbell (Co-Chief Executive Officer), Greg Dunn (Executive Vice President and Chief Operating Officer), Amy Miles (Executive Vice President and Chief Financial Officer) and, solely where "Buyer's Knowledge" is used in Section 4.3 of this Agreement, Peter Brandow (Executive Vice President and General Counsel).

        "Cash Consideration"—as defined in Section 2.2(a).

        "CERCLIS"—as defined in Section 3.19(g).

        "Claims"—all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), Liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys' and experts' fees and disbursements.

        "Clean-up"—will mean any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in connection with the Environmental Release of Hazardous Materials.

        "Closing"—as defined in Section 2.3.

        "Closing Adjustment"—as defined in Section 2.5(a).

        "Closing Average Stock Price"—the numerical average of the closing price of Regal Stock on the New York Stock Exchange for the fourteen (14) trading days ending on the second trading day prior to the Closing Date (adjusted as necessary to account for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Regal Stock during such trading period).

        "Closing Balance Sheet"—a combined pro forma estimated balance sheet for the Acquired Companies (after giving effect to the Restructuring), prepared in accordance with GAAP, as of the Closing Date delivered by Seller to Buyer in accordance with Section 2.5(a).

        "Closing Consideration"—as defined in Section 2.2(a).

        "Closing Date"—the date on which the Closing takes place.

        "Common Control Entity"—any trade or business under common control (as such term is defined in Section 414(v) or 414(c) of the IRC) with Seller or any of the Acquired Companies.

        "Company"—as defined in the first paragraph of this Agreement.

        "Company Guarantees"—collectively (i) the guarantees of any Excluded Lease (including, if applicable, any equipment lease related thereto) by any Acquired Company, and (ii) any remaining obligation (contingent or otherwise) of an Acquired Company under an Excluded Lease following an assignment of that Excluded Lease to any Person other than an Acquired Company (whether such assignment occurred prior to or after the date of this Agreement, as part of the Restructuring or otherwise).

        "Company Headquarters"—the Company's corporate headquarters located at One Exeter Plaza, Boston, Massachusetts.

        "Computer Programs"—(i) any and all computer software programs and software development tools, including all source and object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

        "Confidentiality Agreement"—as defined in Section 11.3.

        "Consent"—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        "Contemplated Transactions"—collectively, the transactions contemplated by this Agreement, including:

          (a) the sale and delivery of the Shares by Seller to Buyer;

          (b) the execution, delivery, and performance by the respective parties thereto of the Noncompetition Agreement, Release, Stockholders Agreement, Escrow Agreement, Parent Guarantee, Regal Indemnification Agreement, IT Interim Agreement, Transitional Services Agreement and Hoyts License Agreement;

          (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement;

          (d) the Restructuring;

          (e) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies on the Closing Date; and

          (f) Buyer's delivery of the Cash Consideration and issuance of the Stock Consideration to Seller.

        "Contract"—any agreement, contract, obligation, promise or undertaking (whether written or oral); provided, that in no event will "Contract" include any Acquired Lease or Excluded Lease.

        "Control"—possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

        "Critical Theatre Level Software"—the following software systems as they currently reside at and are used by the Acquired Theatres: (i) Remote Navigator software, (ii) ICON software, (iii) AJB Transaction software, and (iv) Theatron Data System software.

        "Critical Theatre Level Software Period"—as defined in Section 5.17.

        "Damages"—as defined in Section 10.2(a).

        "Debt"—of any Acquired Company means any of the following: (a) all indebtedness of such Acquired Company for borrowed money or for the deferred purchase price of property or services, (b) any other indebtedness of such Acquired Company which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Acquired Company under any capital lease or similar financing, other than those capital leases or similar financings existing as of the Closing Date in connection with the Acquired Theatres, (d) all obligations of such Acquired Company with respect to acceptances issued or created for the account of any party, (e) all indebtedness secured by any Encumbrance, other than Permitted Encumbrances, on any property owned by such Acquired Company even though such Acquired Company has not assumed or otherwise become liable for the payment thereof, (f) all guarantees of such Acquired Company of indebtedness for borrowed money of others, (g) any indebtedness of such Acquired Company to any Affiliate, but not including any intercompany indebtedness between Acquired Companies, and (h) any interest, fees or other charges associated with the foregoing.

        "Defined Benefit Plan"—a Plan that is or was a "defined benefit plan" as such term is defined in Section 3(35) of ERISA.

        "Dispute"—as defined in Section 11.16(a).

        "DOL"—the Department of Labor or its successors.

        "Economic Benefit"—as defined in Section 5.4(c).

        "Encumbrance"—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, deed of trust, security interest, encroachment, reservation, order, decree, judgment, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        "Environment"—the environment or natural environment as defined in any Environmental Law, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata and any sewer, publicly-owned treatment works, storm drain, and any septic, waste treatment, storage, or disposal system.

        "Environmental Claims"—Claims relating to or arising in any way from (a) Environmental Laws; (b) violations of or Liabilities pursuant to, and alleged violations of or Liabilities pursuant to Environmental Laws; (c) Releases; or (d) Clean-up.

        "Environmental Laws"—all applicable federal, state, local and municipal Legal Requirements in existence, enacted or in effect at or prior to Closing relating to pollution, natural resources, or the Environment, to a Release, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Materials. "Environmental Laws" includes, but is not limited to the following statutes and all rules and regulations relating thereto, all as amended and modified from time to time: the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §§ 9601 et seq.("CERCLA"); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq. ("RCRA"); the Clean Water Act 33 U.S.C. §§ 1321 et seq.; the Clean Air Act 42 U.S.C. §§7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. §§ 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq. ("TSCA"); and all similar state and local laws.

        "Environmental Permits"—as defined in Section 3.19(c).

        "Environmental Release"—the presence, spilling, leaking, disposing, discharging, emitting, depositing, injecting, migrating, leaching, escaping or any other release or threatened release of any Hazardous Material.

        "ERISA"—the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

        "Escrow Agent"—Citibank NA or such other escrow agent as may be mutually agreed by the Seller and Buyer, and its successors.

        "Escrow Agreement"—as defined in Section 2.2(c).

        "Escrow Average Stock Price"—the numerical average of the closing price of Regal Stock on the New York Stock Exchange for the fourteen (14) trading days ending on the date (or, if such date is not a trading day, on the last trading day immediately prior to such date) on which any amount payable pursuant to Section 2.5 or Section 10 of this Agreement is finally determined in accordance with the terms of Section 2.5 or Section 10, as appropriate, and the Escrow Agreement (adjusted as necessary to account for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Regal Stock during such trading period).

        "ESOP"—an Employee Stock Ownership Plan ("ESOP") within the meaning of Section 4975(e)(7) of the IRC.

        "Estimated Net Working Capital"—as defined in Section 2.5(a).

        "Excluded Lease"—any lease, sublease, license, or other written agreement (including any amendment, modification or supplement thereof) made or entered into prior to the Closing under the terms of which the Company or any of its Subsidiaries has any right to occupy or use any Excluded Theatre or the Company Headquarters or any part thereof or interest therein.

        "Excluded Operations"—all property, assets and Liabilities (whether prior to or after the Closing) in connection with, and businesses and operations (whether prior to or after the Closing) conducted at or by (as appropriate), (i) the Excluded Theatres including, without limitation, actions taken in connection with any Excluded Lease or transferring any such lease to any Person, (ii) the Excluded Subsidiaries (other than with respect to the Acquired Theatres) and (iii) the Company Headquarters (including, without limitation, the lease relating to the Company Headquarters, but not including, for periods prior to Closing, matters relating to the Acquired Theatres or the Acquired Companies); in each case, including, all property, assets, contracts or agreements for or in connection with any of the foregoing ("Seller Assumed Property and Contracts"), including all assets, contracts and equipment described in Exhibit C to Annex IV hereto.

        "Excluded Subsidiaries"—as defined in Section 5.8(a).

        "Excluded Theatres"—as defined in Section 5.8(a).

        "Facilities"—any real property owned, operated or leased by the Company or any of its Subsidiaries on or after January 1, 2003 and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned, operated or leased by the Company or any of its Subsidiaries on or after January 1, 2003.

        "Final Net Working Capital"—as defined in Section 2.5(b).

        "Former Facilities"—any real property, owned, operated or leased by the Company or any of its Subsidiaries prior to and not after January 1, 2003.

        "GAAP"—generally accepted United States accounting principles, applied on a consistent basis.

        "Governmental Authorization"—any approval, consent, license, permit, waiver, or other authorization (other than any approval, consent, license, permit, waiver, or authorization relating to Taxes or Tax Returns) issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body"—any (a) federal, state, local, municipal, foreign, or other government or (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

        "Hazardous Materials"—those substances, wastes, or materials that are regulated or defined as toxic or hazardous or regulated or defined using words of similar import under Environmental Laws as well as "solid waste" as defined under the Resource Conservation and Recovery Act, 42 USC 6901 et.seq. and includes, without limitation, (a) any substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, or solid or hazardous waste, hazardous material, chemical substance or dangerous substance, (b) MTBE, petroleum or petroleum derived substance or waste, (c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials, (e) toxic mold, urea-formaldehyde, and methane, and (f) any radioactive material or substance.

        "Hoyts Cinemas"—Hoyts Cinemas Limited, ACN 066234900, a corporation organized and existing under the laws of the State of New South Wales, Australia.

        "Hoyts License Agreement"—as defined in Section 2.4(a)(iii).

        "HSR Act"—the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Information Party"—as defined in Section 11.15(b).

        "Intellectual Property"—all intellectual property rights including all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, logos, designs, slogans, Internet domain names and general intangibles of like nature, together with all goodwill related to the foregoing; copyrights, copyright registrations and applications; mask works and all applications, registrations and renewals in connection therewith; manuals, product plans, technology, process engineering, systems and methodologies, drawings, schematic drawings, secret processes, proprietary knowledge, including without limitation, trade secrets, know-how, confidential information and formulae; in each case, excluding (a) any intellectual property rights included in the Excluded Operations, and (b) any Computer Programs (including, without limitation, the Critical Theatre Level Software).

        "Interim Balance Sheet"—as defined in Section 3.4(a).

        "IRC"—the Internal Revenue Code of 1986, as amended, and any rules and regulations issued, thereunder, or any successor law.

        "IRS"—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        "IT Interim Agreement"—an interim agreement pursuant to which the parties will on terms to be mutually agreed (i) identify any information technology-related or computer software-based products and services that are currently used by, and are necessary for, the operation of the Acquired Theatres by the Acquired Companies (other than the Critical Theatre Level Software); (ii) agree on the specific manner in which Seller or an Affiliate of Seller, for an interim period not to exceed six (6) months following the Closing Date, will provide, or cause to be provided, at cost, to the Acquired Companies use of such products and services (including certain help desk services and certain historical data as the parties may mutually agree); and (iii) if the interim agreement provides for the grant of proprietary rights to the Acquired Companies, make reasonable and appropriate representations and warranties with regard to such rights.

        "Legal Requirement"—any federal, state, local, municipal, foreign, international, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        "Lessor Consents"—any Consent required from any lessor of an Acquired Theatre in connection with the sale and delivery of the Shares by Seller to Buyer.

        "Liability(ies)"—debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

        "Licenses"—as defined in Section 3.22(c).

        "Material Adverse Effect"—means, with respect to any Person, a material adverse effect on the business, results of operations, assets, liabilities, operations or condition (financial or otherwise) of such Person, excluding any such effect, to the extent it results in a substantially similar effect on companies operating in the movie theatre or motion picture industries generally, arising from events, circumstances or developments (i) generally applicable to the movie theatre or motion picture industries, (ii) generally applicable to the economy as a whole and (iii) arising in connection with war, armed conflicts, terrorist acts or similar external events.

        "Material Contract(s)"—as defined in Section 3.17(a).

        "Minimum Funding Plan"—any Plan subject to the minimum funding standards of Section 412 of the IRC.

        "Multiemployer Plan"—a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

        "Net Working Capital"—the combined current assets less combined current liabilities of the Acquired Companies as of the Closing Date, after giving effect to the Restructuring, based on the methodology set forth on Annex II to this Agreement.

        "New York Courts"—as defined in Section 11.16(d).

        "Noncompetition Agreement"—as defined in Section 2.4(a)(iv).

        "NPL"—as defined in Section 3.19(g).

        "Order"—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict (other than any award, decision, injunction, judgment, order, ruling, subpoena, or verdict relating to Taxes or Tax Returns) entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the customary day-to-day operations of such Person.

        "Organizational Documents"—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

        "Other Arrangement"—a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the IRC) to any employee, officer or independent contractor of any of the Acquired Companies other than the Excluded Operations, that is not a Plan.

        "Parcel"—as defined in Section 3.6(b).

        "Parent"—Consolidated Press Holdings Limited ACN 008 394 509, a corporation organized and existing under the laws of the Australian Capital Territory.

        "Parent Guarantee"—as defined in Section 2.4(a)(vii).

        "PBGC"—the Pension Benefit Guaranty Corporation or its successor.

        "PCBs"—as defined in Section 3.19(i).

        "Pension Plan"—a Plan that is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

        "Permitted Encumbrances"—any (i) Encumbrances imposed by law for Taxes that are not yet due and payable or are being contested in good faith; provided that adequate reserves with respect thereto are maintained on the books of the applicable Acquired Company, as the case may be, in conformity with GAAP; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not yet due and payable or are being contested in good faith; provided that adequate reserves with respect thereto are maintained on the books of the applicable Acquired Company, as the case may be, in conformity with GAAP; (iii) pledges and deposits made in the Ordinary Course of Business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, letters of credit, performance bonds and other obligations of a like nature, in each case in the Ordinary Course of Business; (v) zoning restrictions, building laws, land use and other similar restrictions imposed by law, and easements, rights-of-way, operating agreements and other similar rights, obligations or agreements, which, in each case, are recorded or otherwise are apparent upon physical inspection or as would be reflected on an accurate survey (vi) possessory interests which occur in the Ordinary Course of Business and secure trade debt incurred in the Ordinary Course of Business which is not yet due and payable; (vii) Encumbrances arising by virtue of statutory or common law provisions relating to banker's liens, rights of setoff or similar rights with respect to deposit accounts; (viii) Encumbrances permitted pursuant to the Acquired Leases and for the period prior to Closing, pursuant to the Excluded Leases; (ix) Encumbrances that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Seller or the applicable Acquired Company; (x) Encumbrances contained in Intellectual Property licenses entered into in the Ordinary Course of Business; (xi) Encumbrances set forth on Section 1 of the Seller Disclosure Schedule which schedule indicates whether or not each such Encumbrance will be terminated at or prior to the Closing; and (xii) any Encumbrance on real property relating to an Acquired Theatre owned in fee by an Acquired Company that is identified on title commitments or title policies provided by Buyer to Seller.

        "Person"—any individual, corporation (including any non-profit corporation), general or limited Partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "Plan"—any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Seller or any of the Acquired Companies for the benefit of any employee or former employee of any of the Acquired Companies other than the Excluded Operations; or (b) to which Seller or any of the Acquired Companies contributed or was obligated to contribute or to fund or provide benefits with respect to any employee or former employee of any of the Acquired Companies other than the Excluded Operations.

        "Post-Closing Adjustment"—as defined in Section 2.5(b).

        "Post-Closing Straddle Period"—as defined in Section 10.9(b).

        "Post-Closing Tax Period"—as defined in Section 10.9(b).

        "Pre-Closing Straddle Period"—as defined in Section 10.9(a).

        "Pre-Closing Tax Periods"—as defined in Section 10.9(c)(i).

        "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) other than any action, arbitration, audit, hearing, investigation, litigation, or suit relating to Taxes or Tax Returns, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Proprietary Rights Agreement"—as defined in Section 3.20.

        "Purchase Price"—as defined in Section 2.2(a).

        "Qualified Plan"—a Pension Plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the IRC.

        "Recipient"—as defined in Section 10.9(e)(i).

        "Recipient Party"—as defined in Section 11.15(b).

        "Regal Indemnification Agreement"—the indemnification agreement substantially in the form of Exhibit G.

        "Regal Shares"—as defined in Section 2.2(b).

        "Regal Stock"—the Class A Common Stock, par value $.001 per share, of Regal Entertainment Group, a Delaware corporation.

        "Release"—as defined in Section 2.4(a)(ii).

        "Representative"—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "Required Intellectual Property Consents"—as defined in Section 3.22(f).

        "Restructuring"—as defined in Section 5.8(a).

        "Restructuring Releases"—as defined in Section 10.6(b).

        "Rules"—as defined in Section 11.16(a).

        "SEC"—the Securities and Exchange Commission of the United States.

        "SEC Filings"—as defined in Section 4.6.

        "Section 338(h)(10) Election"—as defined in Section 2.6(a).

        "Section 8023 Forms"—as defined in Section 2.6(b).

        "Securities Act"—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Securities Exchange Act"—the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Seller"—as defined in the first paragraph of this Agreement.

        "Seller 401(k) Plan"—as defined in Section 5.15.

        "Seller Assumed Property and Contracts"—as defined in the definition of "Excluded Operations" above.

        "Seller Calculation"—as defined in Section 2.5(b).

        "Seller Closing Documents"—as defined in Section 3.2(a).

        "Seller Contingent Obligation"—as defined in Section 6.4.

        "Seller Disclosure Schedule"—the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

        "Seller Financial Statements"—as defined in Section 3.4(a).

        "Seller Guarantees"—collectively (i) the guarantees of any Acquired Lease (including, if applicable, any equipment lease related thereto) by Seller, HUSH Holdings Company Inc., Hoyts Cinemas America Limited, Hoyts Cinemas Limited, Parent or any Affiliate of Seller (other than an Acquired Company), and (ii) any remaining obligation (contingent or otherwise) of Seller, an Excluded Subsidiary or other Affiliate of Seller (other than an Acquired Company) under an Acquired Lease following an assignment of that Acquired Lease to an Acquired Company (whether such assignment occurred prior to or after the date of this Agreement, as part of the Restructuring or otherwise).

        "Seller Indemnified Persons"—as defined in Section 10.4(a).

        "Seller Updated Information"—as defined in Section 5.16.

        "Seller's Knowledge"—the actual knowledge, after reasonable inquiry, of the following officers or employees of the Company or one of its Affiliates: Terry Moriarty (President and CFO of the Company), Guy D'Anna (General Counsel of the Company), Guy Jalland (Executive Director of the Parent) and, solely where "Seller's Knowledge" is used in Section 3.6 of this Agreement, Hal Cleveland (Vice President of Real Estate of the Company), and, solely where "Seller's Knowledge" is used in Sections 3.7, 3.9, 3.12, 3.17 and 3.21, Daniel Viera (Vice President Operations of the Company).

        "Shares"—as defined in the Recital of this Agreement.

        "Stock Consideration"—as defined in Section 2.2(b).

        "Stock Escrow"—as defined in Section 2.2(c).

        "Stockholders Agreement"—as defined in Section 2.4(a)(v).

        "Straddle Periods"—as defined in Section 10.9(c)(ii).

        "Subsidiary(ies)"—with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

        "Tax(es)"—any federal, state, local or foreign income, gross receipts, sales and use, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Section 59A), customs duties, capital stock, franchise, profits, withholding, social registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or additional thereto, whether disputed or not. The terms "Tax" and "Taxes" include any liability for any of the foregoing items as a result of being a member of any Affiliated Group.

        "Tax Audit"—as defined in Section 10.9(e)(i).

        "Tax Items"—as defined in Section 10.9(l).

        "Tax Return"—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Theatre Level Cash Flows"—as defined in Section 3.4(b).

        "Third Party Claim"—as defined in Section 10.8(a).

        "Transferred Account Balances"—as defined in Section 5.15.

        "Transferred Employees"—all Persons who were employed by the Acquired Companies prior to the Closing who will continue to be employed by an Acquired Company or at an Acquired Theatre after the Closing.

        "Transfer Taxes"—as defined in Section 2.7.

        "Transitional Services Agreement"—means an agreement for an interim period after Closing providing for delivery by Seller to Buyer of accounting and related financial and payroll services as the parties agree are necessary for the transition to the Buyer of financial management and administration of the Acquired Companies in relation to the Acquired Theatres on such terms and conditions as may be mutually agreed between the parties.

        "True-Up Amount"—as defined in Section 2.5(b)(ii).

        "Unaudited Financial Statements"—as defined in Section 3.4(a).

        "VEBA"—as defined in Section 3.13(p).

        "WARN Act"—the federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

        "Welfare Plan"—an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

        The definitions in this Section 1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules will be deemed references to this Agreement unless the context otherwise requires. Unless otherwise expressly defined, terms defined in this Agreement will have the same meanings when used in any Annex, Section, Exhibit or Schedule and terms defined in any Annex, Section, Exhibit or Schedule will have the same meanings when used in this Agreement or in any other Annex, Section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context expressly provides otherwise. All accounting terms used herein and not otherwise defined will have the meaning given them under GAAP.

2. SALE AND TRANSFER OF SHARES; CLOSING.

        2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

        2.2 Purchase Price.

          (a) As consideration for the Shares, at the Closing Buyer will pay Seller (i) One Hundred Million Dollars ($100,000,000), as adjusted by the Closing Adjustment (the "Cash Consideration"), plus (ii) the Stock Consideration (collectively, the Cash Consideration and the Stock Consideration are referred to herein as the "Closing Consideration"). The Closing Consideration will be subject to adjustment by the Post-Closing Adjustment (the Closing Consideration, as it may be adjusted by the Post-Closing Adjustment, is referred to herein as the "Purchase Price").

          (b) The "Stock Consideration" will be shares of Regal Stock issued to Seller at Closing (the "Regal Shares"), equal in number to One Hundred Million Dollars ($100,000,000) divided by the Closing Average Stock Price rounded to the nearest whole share (adjusted as necessary to account for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Regal Stock occurring on or after the trading day before the Closing Date and on or prior to the Closing Date); provided, however, that in no event will the number of Regal Shares be less than 4,308,390 shares or greater than 4,761,904 shares of Regal Stock (such minimum and maximum adjusted as necessary to account for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Regal Stock).

          (c) At the Closing, ten percent (10%) of the total number (rounded to the nearest whole share) of Regal Shares (the "Stock Escrow") will be placed into escrow to be administered in accordance with the terms of an escrow agreement (the "Escrow Agreement"), substantially in the form attached as Exhibit A to this Agreement, to be drawn upon by Buyer in connection with any Post-Closing Adjustment or indemnification to which Buyer is entitled pursuant to Section 10 of this Agreement in accordance with Section 2.8 and the terms and conditions of the Escrow Agreement.

        2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 A.M. (New York City time) on the later of (i) March 27, 2003 or (ii) the date that is two business days following the satisfaction and/or waiver of all conditions to Closing set forth in Sections 7 and 8 (other than those conditions contemplated to be satisfied at the Closing), or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing will be effective at 11:59 P.M., New York City time, on the Closing Date.

        2.4 Closing Deliveries.

        (a) At the Closing, Seller will deliver to Buyer:

          (i) one or more certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

          (ii) a release substantially in the form of Exhibit B to this Agreement executed by Seller and certain of its Affiliates (the "Release");

          (iii) a trademark license agreement substantially in the form of Exhibit C to this Agreement executed by Seller or an Affiliate of Seller granting Buyer and its Subsidiaries the perpetual, exclusive right to use the "Hoyts" name and associated marks in the United States and granting Seller and its Affiliates the non-exclusive right to use the "Hoyts" name and associated marks in the United States for a period not to exceed twelve months after the Closing Date solely for purposes of the Excluded Operations (collectively, the "Hoyts License Agreement");

          (iv) a noncompetition and nonsolicitation agreement substantially in the form of Exhibit D to this Agreement executed by Seller and/or one of Seller's Affiliates (the "Noncompetition Agreement");

          (v) a stockholders agreement substantially in the form of Exhibit E to this Agreement with respect to the Regal Shares executed by Seller (the "Stockholders Agreement");

          (vi) the Escrow Agreement executed by Seller;

          (vii) a guarantee of Seller's indemnity obligations under Section 10 substantially in the form of Exhibit F to this Agreement executed by Parent (the "Parent Guarantee");

          (viii) a certificate executed by Seller to the effect that, except as otherwise stated in such certificate, the statements set forth in Sections 7.1 and 7.2 of this Agreement are true in all respects;

          (ix) a certificate of non-foreign status of Seller in the form and manner that complies with the requirements of Treasury Regulations Section 1.1445-2(b);

          (x) all certificates representing issued and outstanding capital stock of the Acquired Companies (other than the Shares);

          (xi) a legal opinion of Freehills as to the enforceability of the Parent Guarantee, dated the Closing Date, in form and substance mutually acceptable to Buyer and Seller; and

          (xii) a copy of the resolutions or written consents of each of the Boards of Directors of the Company and Seller approving this Agreement and the Contemplated Transactions, certified as true and complete by the Company's and Seller's Secretary, respectively.

        (b) At the Closing, or as soon as possible thereafter, Seller will also deliver to Buyer:

          (i) the resignations of all directors of the Acquired Companies and all officers of the Acquired Companies requested by Buyer;

          (ii) the stock books, stock ledgers, minute books and corporate seals of the Acquired Companies or make such available to the Buyer at the premises of the Company;

          (iii) original copies of all Acquired Leases and working property management files, correspondence, invoices and other data in Seller's possession relating to all Acquired Theatres or make such available to the Buyer at the premises of the Company;

          (iv) the IT Interim Agreement and Transitional Services Agreement executed by Seller;

          (v) certificates dated not more than ten (10) business days prior to the Closing Date from the appropriate Secretary of State, or other similarly responsible state office, to the effect that each of the Acquired Companies is in good standing in the state of its incorporation and each state in which it is qualified to do business as a foreign corporation; and

          (vi) such other instruments as are necessary to effectuate the Contemplated Transactions pursuant to the standards in Section 11.5 hereof.

        (c) At the Closing, Buyer will deliver to Seller:

          (i) the Cash Consideration in immediately available funds via wire transfer to an account or accounts specified by Seller at least two (2) business days prior to Closing;

          (ii) a certificate representing the Regal Shares, less the Stock Escrow, issued in the name of Seller;

          (iii) the Release executed by Buyer;

          (iv) the Regal Indemnification Agreement executed by Buyer;

          (v) the Hoyts License Agreement executed by Buyer;

          (vi) the Noncompetition Agreement executed by Buyer;

          (vii) the Stockholders Agreement executed by Buyer;

          (viii) the Escrow Agreement executed by Buyer;

          (ix) a legal opinion of Hogan & Hartson L.L.P., dated the Closing Date, as to the enforceability of the Regal Indemnification Agreement in form and substance mutually acceptable to Buyer and Seller;

          (x) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, the statements set forth in Sections 8.1 and 8.2 of this Agreement are true in all respects; and

          (xi) a copy of the resolutions or written consents of the Board of Directors of Buyer approving this Agreement and the Contemplated Transactions, certified as true and complete by Buyer's Secretary.

        (d) At the Closing, or as soon as possible thereafter, Buyer will also deliver to Seller:

          (i) the IT Interim Agreement and the Transitional Services Agreement executed by Buyer; and

          (ii) such other instruments as are necessary to effectuate the Contemplated Transactions pursuant to the standards of Section 11.5 hereof.

        (e) At the Closing, Buyer will deliver to the Escrow Agent a certificate representing the Stock Escrow issued in the name of Seller.

        2.5 Net Working Capital Adjustment. The Cash Consideration will be subject to adjustment as set forth in this Section 2.5.

        (a) Two (2) business days prior to the Closing Date, Seller will prepare and deliver the Closing Balance Sheet to Buyer together with its calculation of the estimated Net Working Capital based on the Closing Balance Sheet (the "Estimated Net Working Capital"). If the Estimated Net Working Capital is positive, the Cash Consideration will be increased by the amount of the Estimated Net Working Capital. If the Estimated Net Working Capital is zero or less than zero but greater than negative $15,000,000, then the Cash Consideration will not be adjusted. If the Estimated Net Working Capital is less than negative $15,000,000, then the Cash Consideration will be decreased by the amount that the Estimated Net Working Capital is less than negative $15,000,000. The amount, if any, by which the Cash Consideration is adjusted pursuant to this Section 2.5(a) is referred to herein as the "Closing Adjustment." As an example, (i) if the Estimated Net Working Capital is negative $18,000,000, the Cash Consideration will be decreased by $3,000,000, (ii) if the Estimated Net Working Capital is negative $14,000,000, no adjustment will be made to the Cash Consideration, and (iii) if the Estimated Net Working Capital is $5,000,000, the Cash Consideration will be increased by $5,000,000. It is understood and agreed that Buyer is not purchasing cash, and Seller will have the right to sweep cash out of the Acquired Companies, provided that any cash remaining in any Acquired Company and set forth on the Adjusted Closing Balance Sheet will be included in the calculation of Net Working Capital.

        (b) Within forty-five (45) days following the Closing Date, Seller will prepare and deliver to Buyer a final balance sheet as of the Closing Date (the "Adjusted Closing Balance Sheet") and a calculation (the "Seller Calculation") of the final Net Working Capital (subject to resolution of any disputes pursuant to sections (c) and (d) below, the "Final Net Working Capital") based on the methodology set forth in Annex II. Seller will provide Buyer's accounting representatives access during normal business hours and upon reasonable notice to (i) observe the preparation of the Seller Calculation and (ii) whether during the preparation of or following the delivery to Buyer of the Seller Calculation, review the related source documentation. The Closing Consideration will be subject to the following adjustment (the "Post-Closing Adjustment"), based on the Final Net Working Capital and calculated as follows:

          (i) if the Final Net Working Capital is zero or less than zero and greater than negative $15,000,000, then (A) if the Closing Adjustment resulted in a reduction in the Cash Consideration, Buyer will pay to Seller the amount of the Closing Adjustment and (B) if the Closing Adjustment resulted in an increase in the Cash Consideration, Seller will pay to Buyer the amount of the Closing Adjustment;

          (ii) if the Final Net Working Capital is greater than zero, then the "True-up Amount" will be equal to the amount by which the Final Net Working Capital exceeds zero and (A) if the Closing Adjustment resulted in a reduction in the Cash Consideration, Buyer will pay to Seller the amount of the Closing Adjustment plus the True-up Amount, (B) if the Closing Adjustment resulted in an increase in the Cash Consideration less than the True-up Amount, Buyer will pay to Seller the difference between the True-up Amount and the Closing Adjustment and (C) if the Closing Adjustment resulted in an increase in the Cash Consideration greater than the True-up Amount, Seller will pay to Buyer the difference between the Closing Adjustment and the True-up Amount;

          (iii) if the Final Net Working Capital is less than negative $15,000,000, then the True-up Amount will be equal to the amount that the Final Net Working Capital is less than negative $15,000,000 and (A) if the Closing Adjustment resulted in an increase in the Cash Consideration, Seller will pay to Buyer the amount of the Closing Adjustment plus the True-up Amount, (B) if the Closing Adjustment resulted in a reduction in the Cash Consideration less than the True-up Amount, Seller will pay to Buyer the difference between the True-up Amount and the Closing Adjustment and (C) if the Closing Adjustment resulted in a reduction in the Cash Consideration more than the True-up Amount, Buyer will pay to Seller the difference between the Closing Adjustment and the True-up Amount; and

          (iv) otherwise, the Post-Closing Adjustment will be zero.

        (c) In the event Buyer and Seller are unable to agree that the Seller Calculation is correct, and are unable to agree upon an alternative calculation of Final Net Working Capital within 30 days of Buyer receiving the Seller Calculation, then Buyer and Seller will use reasonable best efforts to resolve the outstanding issues relating to the calculation of Final Net Working Capital within 15 days following such 30 day period, including the holding of direct discussions between Buyer's Chief Financial Officer and Parent's Chief Financial Officer.

        (d) If Buyer and Seller are unable to reach agreement on the Final Net Working Capital by the end of such 15 day period, any issues remaining in dispute will be submitted to the Boston office of Deloitte & Touche (the "Accountants") for resolution. If, for any reason, at the time of such submission, Deloitte & Touche is unavailable to serve as Accountants or if Deloitte & Touche is not in a neutral and impartial position in relation to the parties as determined by Deloitte & Touche, the parties will have ten (10) business days from the time of such submission to agree on substitute Accountants. Failing timely agreement, on the request of any party, the American Arbitration Association will designate a national accounting firm to serve as Accountants. If issues in dispute are submitted to the Accountants for resolution, each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request, and will be afforded the opportunity to present to the Accountants any material relating to the resolution of the disputed items and to discuss the resolution of the disputed items with the Accountants. Promptly, but, if practicable, not later than fifteen (15) business days after its acceptance of appointment hereunder, the Accountants will resolve (based solely on presentations of Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters. The resolution by the Accountants will be binding and conclusive on the parties and may be enforced in any court having jurisdiction, and Buyer and Seller will each bear fifty percent (50%) of the costs of the Accountants for such resolution. The Accountants will be instructed in performing the review that Buyer and Seller will each be provided with copies of any and all correspondence and drafts distributed to any party. Buyer and Seller will be granted access to information contained in the documents made available to the Accountants by the other party, provided that any information contained in the documents will be subject to Section 11.3 of this Agreement.

        (e) All amounts payable under this Section 2.5 will be paid within five (5) business days following the final resolution of the Post-Closing Adjustment either out of Stock Escrow pursuant to Section 2.8 below or in immediately available funds to an account specified by the party entitled to such payment.

        2.6 338(h)(10) Election.

        (a) Upon the written request of the Buyer, the Acquired Companies and Seller will join with Buyer in making elections under Section 338(h)(10) of the IRC (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Shares and the deemed purchase and sale of the capital stock of the Acquired Companies (collectively, the "Section 338(h)(10) Election"). Subject to the indemnification provisions of Section 10.9(b), Seller will pay any Taxes imposed on the Acquired Companies that are attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any tax imposed under Treasury Regulations Section 1.338(h)(10)-1, or (ii) any state, local or foreign Taxes imposed on the Acquired Companies' gain. Seller at its expense will cooperate with Buyer in good faith and on a commercially reasonable basis to provide to Buyer such tax accounting and Tax Return information and documents relating to the Acquired Companies for Pre-Closing Tax Periods (assuming no 338(h)(10) Election is made), that may be relevant to Buyer's decision to make a Section 338(h)(10) Election.

        (b) If a Section 338(h)(10) Election is made, the Purchase Price and any other relevant items will be allocated among the assets of the Acquired Companies in accordance with their fair market value as reasonably determined by Buyer and Seller in accordance with Sections 338 and 1060 of the IRC and the regulations thereunder (the "Allocation"). The Buyer will initially determine the Allocation and prepare a completed set of IRS Forms 8023 (and any comparable forms required to be filed under applicable state, local, or foreign Tax law) (the "Section 8023 Forms") and any additional data or materials required to be attached to the Section 8023 Forms pursuant to the Treasury Regulations promulgated under Section 338 of the IRC (and any applicable state, local, or foreign Tax law). Buyer will deliver the Section 338 Forms to Seller for review no later than 60 days prior to the date that such forms are required to be filed. In the event Seller objects to the manner in which such forms have been prepared, the items set forth on such forms, or the Allocation, Seller will notify Buyer within 30 days of receipt of such forms of such objection, and the parties will endeavor in good faith within the next 15 days to resolve such dispute. If the parties are unable to resolve such dispute within said 15 day period, Buyer and Seller will submit such dispute to the Accountants and such dispute will be resolved in accordance with the procedures set forth in Section 10.9(g). The Allocation will be appropriately adjusted as necessary to reflect any adjustment to the Purchase Price.

        2.7 Transfer Taxes. All excise, transfer, stamp, documentary, sales, use, filing, recordation, real property transfer, real property gains, and other similar Taxes resulting from the Contemplated Transactions (the "Transfer Taxes"), will be borne one-half by Buyer and one-half by Seller. Notwithstanding Section 10.9(c) of this Agreement, which will not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes will be prepared and filed when due by Seller. Seller will provide such Tax Returns to Buyer at least 30 business days prior to the due date therefor. Buyer will be deemed to accept such Tax Returns unless Buyer notifies Seller in writing of an objection within 10 business days of receipt. Any objection to such Tax Returns will be resolved pursuant to Section 10.9(g). Buyer shall remit its share of any Transfer Taxes to Seller no later than 2 days prior to the due date of such Transfer Taxes.

        2.8 Escrow. Notwithstanding anything to the contrary contained herein and except as otherwise set forth in the Escrow Agreement, at any time when any portion of the Stock Escrow remains subject to the Escrow Agreement, in the event that Seller is required to make any payment pursuant to Section 2.5 of this Agreement, or any indemnity payment pursuant to Section 10 of this Agreement, any such amount payable by Seller to Buyer or any Buyer Indemnified Person will be paid out of the Stock Escrow in accordance with the terms of the Escrow Agreement or in cash by Seller or any of its Affiliates, including Parent under the Parent Guarantee. The value of each share of Regal Stock paid out of the Stock Escrow will be equal to the Escrow Average Stock Price.

        3. REPRESENTATIONS AND WARRANTIES OF SELLER.

        Concurrently with the execution and delivery of this Agreement, Seller and the Company (provided, however, that the Company's representations and warranties will terminate at Closing) represent and warrant to Buyer as set forth below.

        3.1 Organization and Good Standing.

        (a) Section 3.1(a) of the Seller Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is, or by Closing will be, authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Seller and each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and (solely with respect to each Acquired Company) to perform all its obligations under Material Contracts. As of the Closing Date, each Acquired Company will be duly qualified to do business as a foreign corporation and in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the material properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except in those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

        (b) Seller or the Company has delivered or made available to Buyer copies of the Organizational Documents of Seller and each Acquired Company, as currently in effect.

        3.2 Authority; No Conflict.

        (a) This Agreement constitutes the valid and binding obligation of each of Seller and the Company enforceable against each of Seller and the Company in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceedings therefor may be brought. Upon the execution and delivery by Seller and/or, where applicable, Seller's Affiliate or Parent of the Release, the IT Interim Agreement, the Noncompetition Agreement, the Parent Guarantee, the Hoyts License Agreement, the Stockholders Agreement, the Transitional Services Agreement and the Escrow Agreement (collectively, the "Seller Closing Documents"), the Seller Closing Documents will constitute the valid and binding obligations of Seller and/or, where applicable, Seller's Affiliate or Parent enforceable against Seller and/or, where applicable, Seller's Affiliate or Parent in accordance with their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceedings therefor may be brought. Each of Seller and the Company and, where applicable, Seller's Affiliate has the right, power and authority to execute and deliver this Agreement and the Seller Closing Documents to which it is a party and to perform their obligations under this Agreement and the Seller Closing Documents, as applicable.

        (b) Except with respect to the Excluded Operations or as set forth in Section 3.2(b) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) the Organizational Documents of Parent, Seller or any of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of Parent, Seller or any Acquired Company;

          (ii) in any material respect, contravene, conflict with, or result in a violation of any material Legal Requirement or any material Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, may be subject;

          (iii) in any material respect, contravene, conflict with, or result in a violation of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

          (iv) in any material respect, contravene, conflict with, or result in a violation or breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract or Acquired Lease; or

          (v) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the material assets owned or used by any Acquired Company.

        (c) Except with respect to the Excluded Operations or as set forth in Section 3.2(c) of the Seller Disclosure Schedule, the applicable requirements of the HSR Act, the Required Intellectual Property Consents and the Lessor Consents, none of Parent, Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, other than the Restructuring, to the extent that such performance is required prior to Closing.

        3.3 Capitalization and Debt.

        (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and constitute the Shares. As of the date hereof, except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, Seller is the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, other than any Encumbrances arising under Federal or state securities laws and Permitted Encumbrances. As of the Closing Date, Seller will be the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, other than any Encumbrances arising under Federal or state securities laws. As of the date hereof, except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, with the exception of the Shares (which are owned by Seller), all of the outstanding equity securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, other than any Encumbrances arising under Federal or state securities laws and Permitted Encumbrances. As of the Closing Date, with the exception of the Shares (which will be owned by Seller), all of the outstanding equity securities of each Acquired Company will be owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, other than any Encumbrances arising under Federal or state securities laws. Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, there are no Contracts, including, without limitation, any buy/sell agreements, shareholders' agreements, subscriptions, options, warrants, calls, rights, commitments, understandings, restrictions or arrangements, relating to the issuance, sale, voting or transfer of any equity securities of any Acquired Company. None of the outstanding equity securities of any Acquired Company was issued in violation in any material respect of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

        (b) Except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, the Acquired Companies have no Debt other than current liabilities that, if the date of this Agreement were the Closing Date, would have been included on the Closing Balance Sheet. As of the Closing, the Acquired Companies will have no Debt other than current liabilities included on the Closing Balance Sheet.

        3.4 Financial Statements.

        (a) Section 3.4 (a) of the Seller Disclosure Schedule contains (i) audited consolidated balance sheets of Seller and its subsidiaries as of June 27, 2002 (the balance sheet as of such date referred to herein as the "Balance Sheet") and June 28, 2001, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the related notes thereto and the report thereon of Ernst & Young LLP, independent certified public accountants (collectively, the "Audited Financial Statements"), (ii) an unaudited consolidated balance sheet of Seller and its subsidiaries, as of December 26, 2002 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the six (6) months then ended (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Seller Financial Statements"). The Seller Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Persons covered thereby as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which would not, as of the date hereof, individually or in the aggregate, be materially adverse) and the absence of notes. The Seller Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than those companies included therein are required by GAAP to be included in the Seller Financial Statements.

        (b) Section 3.4(b) of the Seller Disclosure Schedule contains theatre level cash flows for the Acquired Theatres, together with adjusted home office expenses and revenues (net) allocated to the Acquired Theatres (the "Theatre Level Cash Flows"), for the twelve months ended December 26, 2002. The Theatre Level Cash Flows were prepared in good faith from the accounting records of Seller in a manner consistent with past practices.

        3.5 Books and Records. The Seller Financial Statements were prepared from and are in accordance with the books and records of Seller and its Subsidiaries, which books and records, taken as a whole, were, during the fiscal periods reflected in the Seller Financial Statements, maintained in accordance with sound business practices.

        3.6 Title to Properties and Assets; Encumbrances.

        (a) Except as set forth in Section 3.6(a) of the Seller Disclosure Schedule and, except for the Seller Assumed Property and Contracts and any other Excluded Operations, the Acquired Companies have good and valid title to (i) all personal property reflected in the Interim Balance Sheet and (ii) all of the personal property purchased or otherwise acquired by the Acquired Companies since the date of the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business or in connection with the Restructuring), free and clear of all Encumbrances other than Permitted Encumbrances.

        (b) Section 3.6(b) of the Seller Disclosure Schedule contains a complete and accurate list of all parcels of real property to be owned in fee by any Acquired Company after giving effect to the Restructuring (each of which is referred to herein as a "Parcel"), identifying, with respect to each Parcel, the current title holder, the Acquired Theatre (if any) that is located on the Parcel, the management company, if any, that manages the property and whether the Parcel or Acquired Theater is leased to a third party. Except as otherwise provided in Section 3.6(b) of the Seller Disclosure Schedule, with respect to each Parcel, after giving effect to the Restructuring:

          (i) the current title holder is the sole owner of the Parcel and has good, valid, fee simple and marketable title to the Parcel, including without limitation all buildings, structures, fixtures, and improvements thereon, free and clear of any Encumbrance, except Permitted Encumbrances;

          (ii) there are no pending, or to Seller's Knowledge, threatened condemnation or eminent domain proceedings, lawsuits, or administrative actions with respect to the Parcel or any building, structure, or improvement situated thereon which has had or would reasonably be expected to have a material adverse effect on the current use or occupancy of the Parcel;

          (iii) Seller has delivered or made available to Buyer copies of all existing deeds, title policies, and surveys for the Parcel in the possession of Seller or any of its Subsidiaries;

          (iv) except as set forth in any Material Contract or Acquired Lease, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Parcel;

          (v) except as set forth in any Material Contract or Acquired Lease, there are no outstanding options or rights of first refusal to purchase the Parcel, or any portion thereof or interest therein;

          (vi) to Seller's Knowledge, there are no Persons (other than an Acquired Company) having the right to occupy the Parcel; and

          (vii) except as set forth in Section 3.6(b) of the Seller Disclosure Schedule, to Seller's Knowledge, all buildings, structures, fixtures, and improvements located on the Parcel lie entirely within the boundaries of the Parcel and do not encroach upon the property of any third party, or otherwise conflict with the property rights of any other Person, and no material structures of any kind encroach on the Parcel.

        (c) Section 3.6(c) of the Seller Disclosure Schedule contains a complete and accurate list of all Acquired Leases to be held by any Acquired Company after giving effect to the Restructuring, identifying, with respect to each such Acquired Lease, whether the same is a lease or a sublease, the management company, if any, that manages the property and the lessee, lessor (as reflected in the Acquired Lease) or sublessor, if applicable, and guarantor of the Acquired Lease. Except as otherwise provided in Section 3.6(c) of the Seller Disclosure Schedule, with respect to each Acquired Lease, after giving effect to the Restructuring:

          (i) the Acquired Lease is owned and held solely by the lessee thereof, is free and clear of any Encumbrance except Permitted Encumbrances, and is not subject to any unrecorded nondisturbance, subordination, or other similar agreement to which lessee is a party;

          (ii) the Acquired Lease is in full force and effect and constitutes the valid, and binding obligation of the lessee thereunder;

          (iii) the lessee thereunder is in possession of the leased premises demised under the Acquired Lease and all rental and other material obligations of such lessee under the Acquired Lease are current;

          (iv) the lessee, any guarantor of the Acquired Lease, and, to Seller's Knowledge, the lessor under the Acquired Lease, are presently in compliance in all material respects with all the material terms and conditions of the Acquired Lease and are not in material breach or default of the Acquired Lease (and Seller has not received notice of a material breach or default), and to Seller's Knowledge, no event has occurred which, with notice or lapse of time, or both, would constitute a material breach or default or permit termination or acceleration under the Acquired Lease;

          (v) to Seller's Knowledge, there are no material disputes between lessee, lessor or any guarantor under the Acquired Lease; and

          (vi) Seller has delivered or made available to Buyer full, complete, and accurate copies of all Acquired Leases (other than any immaterial amendments, modifications or supplements thereto), including any guarantees thereof and any other material agreements between lessee, lessor or any guarantor under the Acquired Lease.

        (d) All of the Lessor Consents are set forth in Section 3.6(d) of the Seller Disclosure Schedule.

        3.7 Condition and Sufficiency of Assets.

        (a) With respect to the Acquired Theatres owned by the Company or one of its Subsidiaries, (i) the buildings in which the Acquired Theatres operate are structurally sound, ordinary wear and tear and obsolescence excepted, (ii) such buildings, and the material equipment used by the Acquired Companies therein, considered on a theatre by theatre basis, are in good operating condition and repair, ordinary wear and tear and obsolescence excepted, and are adequate for the uses to which they are currently being put, (iii) none of such buildings or material equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs or maintenance and repairs that are not material in nature or cost, and (iv) such buildings, structures, and material equipment are sufficient for the continued conduct of the Acquired Companies' businesses (except as such businesses have been or will be modified in connection with the Restructuring) after the Closing in substantially the same manner as conducted prior to the Closing.

        (b) Except as set forth on Section 3.7(b) of the Seller Disclosure Schedule, with respect to the Acquired Theatres leased by the Company or one of its Subsidiaries, (i) the buildings and the material equipment used by the Acquired Companies therein, considered on a theatre by theatre basis, are adequate for the uses to which they are currently being put, and (ii) such buildings, structures, and material equipment are sufficient for the continued conduct of the Acquired Companies' businesses (except as such businesses have been modified in connection with the Restructuring) after the Closing in substantially the same manner as conducted prior to the Closing.

        3.8 [Intentionally Omitted.]

        3.9 Inventory. All inventory of the Acquired Companies consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Acquired Companies Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

        3.10 No Undisclosed Liabilities. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, the Acquired Companies have no material liabilities (whether actual, contingent or otherwise) except for liabilities (i) reflected or reserved against in the Balance Sheet and (ii) liabilities and obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet.

        3.11 Taxes Except as set forth on Section 3.11 of the Seller Disclosure Schedule:

        (a) Seller and the Acquired Companies have timely filed or caused to be timely filed all Tax Returns required to be filed by, or with respect to, them. All such Tax Returns were correct and complete in all material respects. Seller and the Acquired Companies have timely paid or deposited or caused to be paid or deposited all Taxes due and owing (whether or not shown to be due on any Tax Returns).

        (b) There are no material liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Acquired Companies.

        (c) The Acquired Companies are members of a "selling consolidated group" as such term is defined in Treasury Regulations Section 1.338(h)(10)-1(b).

        (d) The Acquired Companies are not a party to, are not bound by and do not have any obligations under any Tax sharing agreement, any Tax indemnification agreement or other similar contract or arrangement.

        (e) No Tax Audits or other administrative proceedings or court proceedings are presently pending or, to Seller's Knowledge, threatened with regard to any Taxes for which the Acquired Companies will be liable. No claim or deficiency against the Acquired Companies for the assessment or collection of any Taxes has been asserted in writing or, to the Knowledge of Seller, proposed, which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid.

        (f) The Acquired Companies have not executed or entered into with any taxing authority (i) any agreement, waiver or other document, which is currently in effect, extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Acquired Companies would or could be liable or (ii) any closing agreement pursuant to Section 7121 of the IRC, or any predecessor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operations of the Acquired Companies.

        (g) The Acquired Companies have not made and are not obligated to make any payments, and are not a party to any agreement or other arrangement that could obligate any of them to make any payments, that would not be deductible under Section 280G of the IRC.

        (h) The Acquired Companies have (i) collected and withheld all Taxes that any of them have been required to collect or withhold and (ii) timely submitted all such collected and withheld Taxes to the appropriate authorities. The Acquired Companies have complied and are in compliance in all material respects with all applicable laws, rules and regulations relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected or withheld.

        (i) None of the Acquired Companies have made an election or filed a consent under Section 341(f) of the IRC or agreed to have Section 341(f)(2) of the IRC apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the IRC) owned by such entity.

        (j) The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in accounting method for any Pre-Closing Tax Period under Section 481 of the IRC (or any analogous or comparable provision of state, local or foreign Tax law), (ii) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

        (k) The Acquired Companies are not a party to any joint venture, partnership or other written arrangement or contract that could be properly treated as a partnership for U.S. federal income tax purposes for any taxable period for which the statute of limitations for any Tax on the income therefrom has not expired.

        (l) Within the two years prior to the date hereof, none of Seller or any of the Acquired Companies has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355 of the IRC in a distribution of stock, qualifying or intended to qualify for tax-free treatment under Section 355 of the IRC.

        (m) None of the Acquired Companies have any deferred intercompany gain described in Treasury Regulations under Section 1502 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax law) from any transaction that occurred (or will occur) prior to the Closing Date or prior to the Closing on the Closing Date.

        (n) No approval, consent, license, permit, waiver or authorization relating to Taxes or Tax Returns, and no filing with respect thereto, is required in connection with the consummation of the Contemplated Transactions.

        3.12 No Material Adverse Change. Since the date of the Balance Sheet, there has been no event or development that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole, or the Acquired Theatres, taken as a whole, except as may result from the Restructuring.

        3.13 Employee Benefits.

        (a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, neither Seller nor any of the Acquired Companies (i) maintains, or within the last six (6) years has maintained, or is party to any Plan or Other Arrangement, (ii) has any material obligations under any Plan or Other Arrangement, or (iii) has sponsored, maintained, contributed to, or has been required to contribute to any Minimum Funding Plan within the past six (6) years. Neither Seller nor any of the Acquired Companies has any formal plan or commitment, whether legally binding or not, to create any additional Plan or Other Arrangement or to change any existing Plan or Other Arrangement.

        (b) Seller has furnished or made available to Buyer true and complete copies of each of the following documents: (i) the documents setting forth the terms of each Plan and any amendments thereto; (ii) all related trust agreements or annuity agreements (and any other funding document) for each Plan; (iii) for the two most recent plan years, all annual reports (Form 5500 series) on each Plan that have been filed with any governmental agency; (iv) the current summary plan description and subsequent summaries of material modifications for each Title I Plan; (v) all DOL opinions on any Plan; (vi) all correspondence with the PBGC on any Plan; (vii) the most recent determination letter received from the IRS and any opinions or technical advice issued by the IRS with respect to each Plan intended to qualify under Section 401 of the IRC; and (viii) all agreements with service providers or fiduciaries for providing services on behalf of any Plan. For each Other Arrangement, Seller has furnished or made available to Buyer true and complete copies of each policy, agreement or other document setting forth or explaining the terms of the Other Arrangement, all related trust agreements or other funding documents (including, without limitation, insurance contracts, certificates of deposit, money market accounts, etc.), and all agreements with service providers or fiduciaries for providing services on behalf of any Other Arrangement.

        (c) Section 3.13(c) of the Seller Disclosure Schedule (i) identifies all Multiemployer Plans in which Seller and the Acquired Companies participate and (ii) identifies the number of employees of Seller and the Acquired Companies that are participants in such Multiemployer Plans.

        (d) No Plan is an ESOP.

        (e) The funding method used under each Minimum-Funding Plan does not violate the funding requirements in Title I, subtitle B, Section 3, of ERISA. For each Defined Benefit Plan, Seller has furnished to Buyer a true and complete copy of the actuarial valuation reports issued by the actuaries of that Defined Benefit Plan for the two (2) most recent years.

        (f) No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the IRC, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the IRC exists with respect to any Minimum-Funding Plan.

        (g) Seller and the Acquired Companies have made all contributions and other payments required by and due under the terms of each Plan and Other Arrangement and have taken no action (including, without limitation, actions required by any Legal Requirements) relating to any Plan or Other Arrangement that will increase Buyer's, Seller's or any of the Acquired Companies' obligation under any Plan or Other Arrangement.

        (h) All Qualified Plans and any related trust agreements or annuity agreements (or any other funding document) comply and have complied, in all material respects, with their terms, and all Legal Requirements. Seller and the Acquired Companies have received determination letters issued by the IRS with respect to each Qualified Plan, and Seller has furnished to Buyer true and complete copies of all such determination letters and all correspondence relating to the applications therefor. All statements made by or on behalf of Seller or any of the Acquired Companies to the IRS in connection with applications for determinations with respect to each Qualified Plan were true and complete when made and continue to be true and complete. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any Qualified Plan.

        (i) Seller and the Acquired Companies have, in all material respects, complied with all applicable Legal Requirements pertaining to the Plans and Other Arrangements. Seller and the Acquired Companies have no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Legal Requirements governing any Plan, and to Seller's Knowledge, there exist no facts that could give rise to such a claim.

        (j) Neither Seller nor any of the Acquired Companies or any of the Plans has: (i) engaged in violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under Section 408 of ERISA and all "prohibited transactions" (as such term is defined in Section 4975(c)(1) of the IRC), for which no exemption exists under Section 4975(c)(2) or 4975(d) of the IRC, or (ii) made a request for a prohibited transaction exemption.

        (k) Seller and the Acquired Companies have paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC for each Defined Benefit Plan. Seller has reflected (or will reflect) in each financial statement required to be furnished pursuant to this Agreement the current value of such premium obligation that is accrued and unsatisfied as of the date of each such financial statement. Other than being required to make and making premium payments when due, no liability to the PBGC has been incurred by Seller or by any Common Control Entity on account of Title IV of ERISA that has not been satisfied in full.

        (l) No Plan or Other Arrangement, individually or collectively, provides for any payment by Seller or any of the Acquired Companies to any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the IRC or that is an "excess parachute payment" pursuant to Section 280G of the IRC. No amount required to be paid or payable to or with respect to any employee or other service provider of any of the Acquired Companies in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the IRC.

        (m) No Plan has experienced a "reportable event" (as such term is defined in Section 4043(b) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

        (n) No Plan is a "qualified foreign plan" (as such term is defined in Section 404A(e) of the IRC).

        (o) Seller and the Acquired Companies have timely filed and Seller has furnished to Buyer true and complete copies of each Form 5330 (Return of Excise Taxes Related to Employee Benefit Plans) that Seller or any of the Acquired Companies filed on any Plan. Seller and the Acquired Companies have no liability for Taxes required to be reported on Form 5330.

        (p) No Plan is a Voluntary Employees' Beneficiary Association ("VEBA") within the meaning of Section 501(c)(9) of the IRC.

        (q) Section 3.13(q) of the Seller Disclosure Schedule (i) identifies all post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of Seller or any of the Acquired Companies, and (ii) identifies the method of funding for all such benefits.

        (r) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the IRC and Sections 601 through 609 of ERISA comply with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the IRC (formerly Section 162(k) of the IRC), Sections 601 through 609 of ERISA, and all final Treasury regulations under Section 4890B of the IRC explaining those requirements, and all other applicable laws regarding continuation and/or conversion coverage.

        (s) Seller and the Acquired Companies have (i) filed or caused to be filed all returns and reports on the Plans and Other Arrangements that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Seller or any of the Acquired Companies have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Seller or any of the Acquired Companies or from any other person that are or could become a Encumbrance on any asset of Seller or any of the Acquired Companies or could otherwise adversely affect the businesses or assets of Seller or any of the Acquired Companies. Seller and the Acquired Companies have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due.

        3.14 Compliance with Legal Requirements; Governmental Authorizations

        (a) Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule and in relation to the Restructuring and Excluded Operations, and other than those Legal Requirements required under ERISA and other employee benefits laws which are exclusively governed by Section 3.13, Environmental Laws which are exclusively governed by Section 3.19, labor, employment and similar laws which are exclusively governed by Section 3.21, Tax laws which are exclusively governed by Section 3.11, intellectual property laws which are exclusively governed by Section 3.22 and real estate laws which are exclusively governed by Section 3.6:

          (i) each Acquired Company is in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to (A) constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any material Legal Requirement in any material respect, or (B) give rise to any obligation on the part of any Acquired Company to undertake, or to bear any material cost of, any remedial action; and

          (iii) no Acquired Company has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any material violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged, obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature.

        (b) Section 3.14(b) of the Seller Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is held by any Acquired Company other than in relation to the Excluded Operations. Each Governmental Authorization listed or required to be listed in Section 3.14(b) of the Seller Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, (i) each Acquired Company is in material compliance with all of the terms and requirements of each such Governmental Authorization, (ii) to Seller's Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any such Governmental Authorization, or (B) is reasonably likely to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, such Governmental Authorization, and (iii) no Acquired Company has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation or suspension of, or modification to any Governmental Authorization.

        3.15 Legal Proceedings; Orders.

        (a) Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, there is no pending Proceeding:

          (i) that, other than as described in clause (ii) below, has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets (excluding any Excluded Theatres, the Company Headquarters or Seller Assumed Property and Contracts) owned or used by, any Acquired Company or Acquired Theatre and that, if adversely determined, could have a Material Adverse Effect upon such Acquired Company or Acquired Theatre; or

          (ii) that has been commenced against Seller or the Company or any of their respective Affiliates that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

        To Seller's Knowledge, except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, no such Proceeding has been threatened. The Proceedings listed in Section 3.15(a) of the Seller Disclosure Schedule other than items 1, 2 and 13(c) thereof, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

        (b) Except as set forth in Section 3.15(b) of the Seller Disclosure Schedule:

          (i) there is no Order to which any of the Acquired Companies, or any of the assets (excluding any Excluded Theatres, the Company Headquarters or Seller Assumed Property and Contracts) owned or used by any Acquired Company, is subject; and

          (ii) each Acquired Company is, and at all times since has been, in compliance in all material respects with each Order to which it, or any of the assets owned or used by it, is or has been subject.

        3.16 Absence of Certain Changes and Events. Except as set forth in Section 3.16 of the Seller Disclosure Schedule and actions taken in connection with the Restructuring or Excluded Operations, as of the date of this Agreement, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

        (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

        (b) amendment to the Organizational Documents of any Acquired Company;

        (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation (other than in the Ordinary Course of Business) to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

        (d) adoption of, or increase in (other than in the Ordinary Course of Business) the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

        (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Acquired Companies, taken as a whole;

        (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $200,000;

        (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance, other than a Permitted Encumbrance, on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property;

        (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $200,000;

        (i) material change in the accounting methods used by any Acquired Company; or

        (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

        3.17 Contracts; No Defaults.

        (a) Section 3.17(a) of the Seller Disclosure Schedule contains a complete and accurate list, and Seller has delivered or made available to Buyer true and complete copies, of the following; provided, however, that in no event will the following include (x) any Acquired Lease, (y) any Applicable Contract comprising part of the Seller Assumed Property and Contracts or other Excluded Operations or (z) any collective bargaining agreement, or other labor Contracts or Plan (collectively, the following are referred to herein as the "Material Contracts"):

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by or to one or more Acquired Companies of an amount or value in excess of $200,000;

          (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $200,000;

          (iii) each Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $200,000 and with terms of less than one year);

          (iv) each Applicable Contract constituting a currently effective joint venture, Partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by any Acquired Company with any other Person;

          (v) each Applicable Contract containing covenants that in any way materially restricts the business activity of any Acquired Company or materially limits the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

          (vi) each power of attorney granted by an Acquired Company that is currently effective and outstanding;

          (vii) each Applicable Contract for capital expenditures in excess of $200,000;

          (viii) other than the Company Guarantees, each currently effective written warranty, guaranty, or other similar undertaking with respect to contractual performance of any other Person (other than another Acquired Company) extended by any Acquired Company other than in the Ordinary Course of Business; and

          (ix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

        (b) As of the Closing Date, except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, neither Seller nor any Affiliate of Seller (other than the Acquired Companies) has or may acquire any rights under, any Material Contract.

        (c) Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceedings therefor may be brought.

        (d) Except as set forth in Section 3.17(d) of the Seller Disclosure Schedule:

          (i) each Acquired Company is in material compliance with each Material Contract;

          (ii) to Seller's Knowledge, each other Person that has any obligation or liability under any Material Contract is in material compliance with such Material Contract; and

          (iii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably likely to, in any material respect, contravene, conflict with, or result in a violation or breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

        (e) Except in connection with the Restructuring, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

        3.18 Insurance.

        (a) Seller has delivered or made available to Buyer true and complete copies of all policies of insurance to which any Acquired Company is a party and any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

        (b) Section 3.18(b) of the Seller Disclosure Schedule sets forth a true and complete list of all policies of casualty, fire, medical, life, liability, libel and other forms of insurance currently in effect with respect to the properties, assets, directors, officers, employees, business and operations of each Acquired Company. Such policies insure against such risks, casualties and contingencies and are of such types and amounts as are appropriate for the size and scope of the respective businesses of the Acquired Companies as they are now being conducted. Each such policy is valid, outstanding and in full force and effect; all premiums due and payable for such policies have been timely paid; and all such policies (or extensions, renewals or replacements thereof on comparable terms) in such amounts will be outstanding and in full force and effect without interruption until the Closing.

        (c) Section 3.18(c) of the Seller Disclosure Schedule sets forth, by year, for the current policy year and each of the 3 preceding policy years a statement describing each claim, whether under an insurance policy or self-insured, for an amount in excess of $200,000.

        3.19 Environmental Matters.

        (a) Except as set forth in Section 3.19(a) of the Seller Disclosure Schedule, the Company and its Subsidiaries have complied (except for matters which have been fully and finally resolved) and are in compliance with Environmental Laws, except where such failure to have been or to be in compliance would not have a Material Adverse Effect on the Acquired Companies.

        (b) Except as set forth in Section 3.19(b) of the Seller Disclosure Schedule, (i) there has been no Environmental Release resulting from the Company's or its Subsidiaries' operation or use of the Facilities or to Seller's Knowledge, resulting from any other source, at, on, under or from the Facilities that will result in any Environmental Claims against any Acquired Company or for which an Acquired Company could become liable that, individually or in the aggregate, will have a Material Adverse Effect on the Acquired Companies, taken as a whole, and (ii) there exist no other facts, circumstances, actions, omissions or conditions, initiated or occurring prior to the Closing as a result of the Company's and its Subsidiaries' operation or use of the Facilities or to Seller's Knowledge, otherwise, that would result in any Environmental Claims that, individually or in the aggregate, would have a Material Adverse Effect on the Acquired Companies, taken as a whole.

        (c) Except as set forth in Section 3.19(c) of the Seller Disclosure Schedule, each of the Company and its Subsidiaries has obtained and maintained in effect, all environmental permits, licenses, certificates, approvals and other authorizations necessary to conduct the activities and business of the Company and each such Subsidiary as currently conducted (collectively the "Environmental Permits").

        (d) A list of the Environmental Permits is provided in Section 3.19(d) of the Seller Disclosure Schedule.

        (e) Except as set forth in Section 3.19(e) of the Seller Disclosure Schedule, (i) each of the Company and its Subsidiaries has timely filed applications for all Environmental Permits and renewals of all existing Environmental Permits; (ii) neither the Company or any of its Subsidiaries has received written notice that any pending application for an Environmental Permit or application for renewal of an Environmental Permit is likely to be denied; and (iii) all the Environmental Permits are transferable and none require Consent, notification, or other action to remain in effect following consummation of the transaction contemplated hereby.

        (f) Except as set forth in Section 3.19(f) of the Seller Disclosure Schedule, neither Seller, the Company nor any its Subsidiaries has received written notice that any Environmental Claims have been asserted or assessed against the Company or any of its Subsidiaries or the Facilities or the Former Facilities and no Environmental Claims are pending or, to Seller's Knowledge, threatened, against the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Acquired Companies, taken as a whole.

        (g) Except as set forth in Section 3.19(g) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, disposal, or transportation of any Hazardous Materials to any location that is listed on the EPA's National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar list of properties requiring Clean-up maintained by a Governmental Authority except where such transportation or arrangement, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Companies, taken as a whole.

        (h) Except as set forth in Section 3.19(h) of the Seller Disclosure Schedule, (i) to the Seller's Knowledge, none of the Facilities is listed on the NPL or CERCLIS, or any similar list of properties requiring Clean-up maintained by a Governmental Authority, and (ii) no part of the Facilities was ever used or is it now being used by the Company or any of its Subsidiaries or to the Seller's Knowledge by any other person (A) as a dump or landfill, (B) as a disposal, storage, transfer or handling area for Hazardous Materials that requires a permit under Environmental Laws or (C) as a gasoline service station or dry-cleaner.

        (i) Except as set forth in Section 3.19(i) of the Seller Disclosure Schedule, no polychlorinated biphenyls ("PCBs"), radioactive materials, toxic mold, friable asbestos, other asbestos containing materials that are in a condition that poses a risk to human health, radon, or urea formaldehyde is present at any of the Facilities, and there are no and never have been at the Facilities, any wetlands or any underground improvements or above ground improvements used for the storage of Hazardous Materials.

        (j) Except as set forth in Section 3.19(j) of the Seller Disclosure Schedule, during the Company's or any of its Subsidiary's ownership, operation, or tenancy at any Former Facility, and to the Seller's Knowledge, prior to such time, (i) there was no Environmental Release of Hazardous Materials at, on, under or from the Former Facility, except for such Environmental Releases by the Company or its Subsidiaries or to Seller's Knowledge by any other person that would not have a Material Adverse Effect on the Acquired Companies, taken as a whole, and (ii) no part of any Former Facility was used by the Company or its Subsidiaries as to Seller's Knowledge by any other person as (A) a dump or landfill, (B) as a disposal, storage, transfer or handling area for Hazardous Materials that required a permit under Environmental Laws, or (C) as a gasoline service station or dry-cleaner.

        (k) Except as set forth in Section 3.19(k) of the Seller Disclosure Schedule, the Acquired Companies have furnished or made available to Buyer copies of all environmental assessments, reports, Phase I and Phase II audits and other documents in their possession that relate to the environmental condition of the Facilities, any Environmental Claims against the Acquired Companies, or the Acquired Companies' compliance with Environmental Laws, and, to Seller's Knowledge, any such documents or information the Acquired Companies have furnished or made available to Buyer are accurate and complete in all material respects.

        (l) No authorization, notification, recording, filing, Consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

        3.20 Employees. To Seller's Knowledge, as of Closing, no Transferred Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Transferred Employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as a Transferred Employee of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Acquired Companies by any such Transferred Employee. Except as otherwise contemplated by this Agreement, to Seller's Knowledge, no Transferred Employee intends to terminate his or her employment with such Acquired Company.

        3.21 Labor Relations; Compliance. Except as set forth on Section 3.21 of the Seller Disclosure Schedule and other than in relation to the Excluded Operations:

        (a) no Acquired Company has been or is a party to any collective bargaining or other labor Contract;

        (b) there is not presently pending or existing, and there is not threatened, with respect to any Acquired Company (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, (iii) to Seller's Knowledge, any application for certification of a collective bargaining agent; or to Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any strike, slowdown, picketing or work stoppage.

        (c) other than Tax laws which are exclusively governed by Section 3.11, each Acquired Company is in compliance in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health, and plant closing including, without limitation, the WARN Act and the notice requirements thereof; and

        (d) no Acquired Company is liable for the payment of any compensation, damages, fines, penalties, or other amounts, however designated, for failure to comply in all material respects with any of the foregoing Legal Requirements. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.

        3.22 Intellectual Property.

        (a) Except as set forth in Section 3.22(a) of the Seller Disclosure Schedule, one or more of the Acquired Companies are the sole and exclusive owner of, or have the valid right to use, sell or license, all Intellectual Property necessary or otherwise material to the conduct of their respective businesses as presently conducted free and clear of all Encumbrances, other than Permitted Encumbrances. Section 3.22(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications and Internet domain names, (iii) copyright registrations and applications, and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned by one or more of the Acquired Companies. Except as set forth in Section 3.22(a) of the Seller Disclosure Schedule, one or more of the Acquired Companies are currently listed in the records of the appropriate United States, state or other governmental agency as the sole owner of record for each application and registration listed in Section 3.22(a) of the Seller Disclosure Schedule.

        (b) Each item of Intellectual Property listed in Section 3.22(a) of the Seller Disclosure Schedule is valid and subsisting, in full force and effect in all material respects, and has not been canceled, expired or abandoned. Except as set forth in Section 3.22(b) of the Seller Disclosure Schedule, one or more of the Acquired Companies possess all right, title and interest in and to each such item free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 3.22(b) of the Seller Disclosure Schedule, there is no pending or existing opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in the United States, or to Seller's Knowledge, in any other jurisdiction, against the items listed in Section 3.22 (a) of the Seller Disclosure Schedule, and, to Seller's Knowledge, there is no threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the items listed in Section 3.22(a) of the Seller Disclosure Schedule.

        (c) Section 3.22(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Acquired Companies are the licensees or licensors thereunder (the "Licenses") and any written settlements or assignments relating to any Intellectual Property. The Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no material breaches or defaults under any Licenses, nor has any event occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, of any Licenses. Each License will continue to be valid, binding and enforceable, and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions upon obtaining the Required Intellectual Property Consents, if any.

        (d) Except with respect to Excluded Operations, to Seller's Knowledge, no trade secret or confidential know-how material to the business of the Acquired Companies as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Acquired Companies' proprietary interests in and to such trade secrets and confidential know-how. Except with respect to Excluded Operations, the Acquired Companies have taken reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how.

        (e) Except as set forth in Section 3.22(e) of the Seller Disclosure Schedule, the conduct of the business of the Acquired Companies as presently conducted does not interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party. To Seller's Knowledge, no third party is interfering with, infringing upon or misappropriating any Intellectual Property owned by the Acquired Companies and, except as set forth in Section 3.22(e) of the Seller Disclosure Schedule, no such claims have been made against a third party by the Acquired Companies. Except as set forth in Section 3.22(e) of the Seller Disclosure Schedule there are no claims or suits pending or threatened, and the Acquired Companies have not received any written notice of a third party demand, claim or suit, (x) alleging that the Acquired Companies' activities or the conduct of their businesses infringes or infringed upon or constitutes or constituted the unauthorized use of the intellectual property rights of any third party or (y) challenging the ownership, use, validity or enforceability of the Intellectual Property owned by the Acquired Companies or, to Seller's Knowledge, any other material Intellectual Property used in the business of the Acquired Companies as currently conducted or in or to which the Acquired Companies have any right, title or interest.

        (f) There are no settlements, Consents, judgments or orders which restrict the rights of the Acquired Companies to use any Intellectual Property owned by the Acquired Companies.

        (g) Except as set forth in Section 3.22(g) of the Seller Disclosure Schedule and subject to any Required Intellectual Property Consents, each item of Intellectual Property owned, licensed or available for use by the Acquired Companies immediately prior to the consummation of the transactions contemplated hereby will be owned, licensed or available for use by one or more of the Acquired Companies on identical terms and conditions immediately subsequent to such consummation free and clear of all Encumbrances, other than Permitted Encumbrances. The consummation of the transactions contemplated hereby will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property, except for such consents set forth in Section 3.22(g) of the Seller Disclosure Schedule(the "Required Intellectual Property Consents").

        (h) To Seller's Knowledge, no present or former officer, director, employee or consultant of the Acquired Companies has any right, title or interest, directly or indirectly, in whole or in part, in or to any material Intellectual Property owned by one or more of the Acquired Companies.

        3.23 Transactions with Affiliates. Except as set forth in Section 3.23 of the Seller Disclosure Schedule or solely with respect to Excluded Operations, as of the Closing Date no current or former director, executive officer or stockholder (other than an Acquired Company) of Seller, any Affiliate of Seller, any Acquired Company or any Affiliate of an Acquired Company will be party to any Material Contract or, to Seller's Knowledge, has a material interest in any Material Contract or Acquired Lease.

        3.24 Brokers or Finders. Seller and Seller's Affiliates and their respective agents have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders fees or agents commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

        3.25 Stock Consideration Investment.

        (a) Seller is acquiring the Regal Shares for its own account and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States or any state thereof. Seller is able to bear the economic risk of its investment in the Stock Consideration for an indefinite period of time and understands that the Stock Consideration has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act and any applicable state securities acts, or an exemption from such registration is available.

        (b) Seller is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

        (c) Seller understands that the certificate representing the Stock Consideration will contain the following legend:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.

      PURSUANT TO SECTION 151(f) OF THE DELAWARE GENERAL CORPORATION LAW, THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

        3.26 Investigation by Seller; Buyer's Liability. Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Buyer, which investigation, review and analysis was done by Seller and its Affiliates and, to the extent Seller deemed appropriate, by Seller's Representatives. Seller acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of Buyer for such purpose. Buyer has made available to Seller the opportunity to ask questions of officers of Buyer and to acquire additional information about the business and financial condition of Buyer. Other than with respect to the representations and warranties made in Section 4 of this Agreement as modified by the Buyer Disclosure Schedule and the ancillary agreements and certificates hereto (and subject to the limitations contained in and provisions of this Agreement), Seller acknowledges that neither Buyer nor any of its Affiliates or Representatives makes or has made any representation or warranty, either express or implied, including as to the accuracy or completeness of or will have any liability with respect to any of the information provided or made available to Seller or its Representatives.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

        Concurrently with the execution and delivery of this Agreement, Buyer represents and warrants to Seller as follows:

        4.1 Organization and Good Standing.

        (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. Buyer has requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under material Contracts. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the material properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except in those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

        (b) Buyer has delivered or made available to Seller copies of its Organizational Documents, as currently in effect.

        4.2 Authority; No Conflict.

        (a) This Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceedings therefor may be brought. Upon the execution and delivery by Buyer and/or, where applicable, Buyer's Affiliate of the Noncompetition Agreement, the Hoyts License Agreement, the Stockholders Agreement, the Regal Indemnification Agreement, the IT Interim Agreement, the Transitional Services Agreement, the Release and the Escrow Agreement (collectively, the "Buyer Closing Documents"), Buyer Closing Documents will constitute valid and binding obligations of Buyer and/or, where applicable, Buyer's Affiliate enforceable against Buyer and/or, where applicable, Buyer's Affiliate in accordance with their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceedings therefor may be brought. Buyer and, where applicable, Buyer's Affiliate has the right, power and authority to execute and deliver this Agreement and the Buyer Closing Documents to which it is a party and to perform their obligations under this Agreement and Buyer Closing Documents, as applicable.

        (b) Except as set forth in Section 4.2(b) of the Buyer Disclosure Schedule to this Agreement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the stockholders of Buyer;

          (ii) contravene, conflict with, or result in a material violation of, any material Legal Requirement or any material Order to which Buyer, or any of the assets owned or used by Buyer, may be subject;

          (iii) contravene, conflict with, or result in a material violation of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer;

          (iv) contravene, conflict with, or result in a violation or breach of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Buyer is a party or by which Buyer may be bound; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used by Buyer.

        Except as set forth in Section 4.2(b) of the Buyer Disclosure Scheduleand applicable requirements of the HSR Act, Buyer is not nor will it be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3 Certain Legal Proceedings; Orders.

        (a) Except as disclosed in Buyer's SEC Filings filed prior to the date hereof or set forth in Section 4.3 of the Buyer Disclosure Schedule, there is no Proceeding pending, or to Buyer's Knowledge, threatened against Buyer or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Buyer that would reasonably be expected to result in a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

        (b) Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, there is no Proceeding pending that has been commenced against Buyer or its Subsidiaries that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

        (c) Except as disclosed in Buyer's SEC Filings filed prior to the date hereof:

          (i) there is no Order to which Buyer or any of its Subsidiaries, or any of the assets owned or used by Buyer or any of its Subsidiaries, is subject; and

          (ii) each of Buyer and its Subsidiaries is, and at all times since has been, in compliance in all material respects with each Order to which it, or any of the assets owned or used by it, is or has been subject.

        4.4 Brokers or Finders. Buyer and Buyer's Affiliates and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or Contemplated Transactions.

        4.5 Capitalization. The authorized capital stock of Buyer consists of (a) 500,000,000 shares of Regal Stock of which, prior to the issuance of the Regal Shares, as of January 30, 2003, 46,497,994 shares are issued and outstanding, (b) 200,000,000 shares of Class B common stock, par value $0.001 per share, of which, as of January 30, 2003, 85,287,957 shares are issued and outstanding and (c) 50,000,000 shares of preferred stock, par value $0.001 per share, of which, as of January 30, 2003, no shares are issued and outstanding. All of the outstanding equity securities of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Except for (x) outstanding options, as of January 30, 2003, to acquire an aggregate of 9,218,344 shares of Regal Stock and (y) outstanding warrants to acquire an aggregate of 269,129 shares of Regal Stock and 3,928,185 shares of Class B common stock and (z) the Amended and Restated Regal Entertainment Group Stockholders' Agreement, dated May 14, 2002, there are no Contracts, including, without limitation, any buy/sell agreements, shareholders' agreements, subscriptions, options, warrants, calls, rights, commitments, understandings, restrictions or arrangements, relating to the issuance, sale, voting or transfer of any equity securities of Buyer. None of the outstanding equity securities of Buyer was issued in violation of the Securities Act or any other Legal Requirement. Upon issuance to Seller in accordance with the terms and conditions of this Agreement, the Regal Shares will be duly authorized and validly issued, fully paid and nonassessable and will be issued to Seller free and clear of any Encumbrance, other than any Encumbrances existing under Federal or state securities laws.

        4.6 SEC Filings. Buyer has filed all documents required to be filed with the SEC since May 14, 2002 (the "SEC Filings"). As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and none of the SEC Filings contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements of Buyer included in the SEC Filings comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Securities Exchange Act) and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments the effect of which would not, as of the date hereof, individually or in the aggregate, be materially adverse) the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended.

        4.7 Shares Investment.

        (a) Buyer is acquiring the Shares for its own account and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States or any state thereof. Buyer is able to bear the economic risk of its investment in the Shares for an indefinite period of time and understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act and any applicable state securities acts, or an exemption from such registration is available.

        (b) Buyer is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

        4.8 Investigation by Buyer; Seller's Liability. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Companies, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer's Representatives. Buyer acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Acquired Companies for such purpose. Seller has made available to Buyer the opportunity to ask questions of officers of the Acquired Companies and to acquire additional information about the business and financial condition of the Acquired Companies. Other than with respect to the representations and warranties made in Section 3 of this Agreement as modified by the Seller Disclosure Schedule and the ancillary agreements and certificates hereto (and subject to the limitations contained in and provisions of this Agreement), Buyer acknowledges that none of Seller, the Acquired Companies or any of their respective Affiliates or Representatives makes or has made any representation or warranty, either express or implied, including as to the accuracy or completeness of or will have any liability with respect to any of the information provided or made available to Buyer or its Representatives.

        4.9 No Material Adverse Change. Since September 26, 2002, there has been no event or development that has had or would reasonably be expected to have a Material Adverse Effect on the Buyer and its Subsidiaries, taken as a whole.

5. COVENANTS OF THE COMPANY AND SELLER.

        5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and its Representatives to, as Buyer reasonably deems necessary or advisable in connection with the consummation of the Contemplated Transactions, subject, in each case, to applicable legal restrictions and any limitations applicable to Representatives, (i) afford Buyer and its Representatives and its lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access, during normal business hours, and upon reasonable notice, to each Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (ii) permit Buyer and Buyer's Advisors to make copies of all such contracts, books and records, and other existing documents and data as Buyer or Buyer's Advisors may reasonably request, and (iii) furnish or make available to Buyer and Buyer's Advisors such additional financial, operating, and other data and information as Buyer may reasonably request; provided, however, that any such access will be conducted at Buyer's expense, at a reasonable time, under the supervision of the personnel of Seller, the Company or their respective Affiliates and in such a manner as to maintain the confidentiality of this Agreement and the Contemplated Transactions and not to interfere unreasonably with the normal operation of the business of Seller or the Acquired Companies.

        5.2 Operation of the Businesses of the Acquired Companies. Between the date of this Agreement and the Closing Date, except for actions taken in connection with (i) the Restructuring, (ii) the Excluded Operations, (iii) this Agreement, (iv) the transfer of Acquired Theatres between Acquired Companies, and (v) the Contemplated Transactions, Seller and the Company will, and will cause each Acquired Company, and any Excluded Subsidiary that owns or holds one or more Acquired Theatres (and then only as to such Acquired Theatres), to:

        (a) conduct the business of such Acquired Company or Excluded Subsidiary only in the Ordinary Course of Business;

        (b) use their reasonable best efforts to preserve intact the current business organization of such Acquired Company or Excluded Subsidiary, keep available the services of the Transferred Employees, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, Transferred Employees, agents, and others having business relationships with such Acquired Company or Excluded Subsidiary; or

        (c) except as may be expressly permitted by this Agreement or as agreed to in writing by Buyer, not permit such Acquired Company or Excluded Subsidiary, where applicable, to:

          (i) amend its Organizational Documents;

          (ii) incur any Debt other than Debt that constitutes a current liability or indebtedness incurred to an Affiliate;

          (iii) issue or propose the issuance of any shares of its capital stock or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or convertible securities other than to capitalize Debt;

          (iv) sell or transfer any of its inventory, except in the Ordinary Course of Business;

          (v) change its method of accounting or any accounting principle, method, estimate or practice, except in the Ordinary Course of Business or as may be required by a Legal Requirement or GAAP;

          (vi) terminate or materially amend (x) any Acquired Lease, except in the Ordinary Course of Business or (y) any Material Contract with respect to any Acquired Theatre, except in the Ordinary Course of Business or in connection with the Restructuring;

          (vii) declare, set aside or pay any dividend or distribution with respect to its capital stock other than a dividend to distribute cash and cash equivalents held by the Acquired Companies to the Seller as contemplated by Section 2.5(a) of this Agreement;

          (viii) enter into any transactions with or on behalf of any Affiliate (except the Company or any Subsidiary of the Company) or engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate (except the Company or any Subsidiary of the Company) except (A) in the Ordinary Course of Business (B) to discharge Debt or (C) to discharge any guarantees or Encumbrances of the Acquired Companies and Acquired Theatres under Seller's credit facilities;

          (ix) (a) enter into any employment agreement or (b) pay, other than in the Ordinary Course of Business, any bonus to any Transferred Employee or grant any Transferred Employee any other increase in compensation in any form;

          (x) make any single capital expenditure in excess of $500,000 except (A) as already approved by the Board of Directors of such Acquired Company prior to the date of this Agreement or (B) for capital expenditures relating to Excluded Theatres; or

          (xi) agree or otherwise commit to take any of the actions proscribed by the foregoing paragraphs (i) through (x).

        5.3 Required Approvals. As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company and its Subsidiaries to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act, to the extent such filings have not been made prior to the date hereof). Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Subsidiaries to, (a) cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents identified in Section 4.2(b) of the Buyer Disclosure Schedule (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

        5.4 Third Party Consents.

        (a) To the extent that the consummation of the Contemplated Transactions requires under any Material Contract the Consent of any other party to such Material Contract (either expressly or because a failure to obtain such Consent would constitute a breach thereof or default thereunder) and with respect to the Lessor Consents and the Consents required pursuant to the Restructuring, this Agreement will not constitute an assignment thereof, or an attempted or deemed assignment thereof, unless and until such Consent is obtained.

        (b) Seller will use its reasonable best efforts (which will not require Seller to commence any litigation), and Buyer will cooperate with Seller and use its reasonable best efforts, to obtain each and every Lessor Consent by the Closing Date; provided, however, that each party will bear its own costs and expenses, and neither Seller nor Buyer will be obligated to pay any consideration therefor to the Person from whom the Lessor Consent is requested (other than any customary filing and similar fees payable to any Governmental Entity and expenses payable to landlord or landlords' agents required under the terms of an Acquired Lease in connection with obtaining Consent, in any such case to be payable by Seller).

        (c) If one or more of the Lessor Consents have not been obtained on or prior to the Closing Date, Seller will use its reasonable best efforts to (i) provide Buyer the benefits of each Acquired Theatre associated with any Acquired Lease for which Lessor Consent was not obtained,(ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, without incurring any financial obligation to Buyer and (iii) enforce to the fullest extent permitted by applicable law for the account and benefit of Buyer any and all rights of Seller or the relevant Acquired Company arising from such Acquired Leases against all other parties thereto (including the termination of such Acquired Lease in accordance with the terms thereof on the advice of Buyer). Collectively, the rights and benefits intended to be provided to Buyer pursuant to clauses (i), (ii) and (iii) above are referred to herein as the "Economic Benefit."

        5.5 [Intentionally Omitted.]

        5.6 No Negotiation. Except for any actions taken or contemplated solely in connection with the Restructuring or the Excluded Operations, until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller and its Affiliates will not, and Seller will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

        5.7 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Seller and the Company will use their reasonable best efforts to (a) cause the conditions in Sections 7 and 8 to be satisfied and to consummate the Contemplated Transactions and (b) negotiate in good faith to reach agreement with Buyer on the terms and conditions of the (i) the provision of Critical Theatre Level Software, (ii) IT Interim Agreement and (iii) the Transitional Services Agreement.

        5.8 Restructuring; Excluded Operations

        (a) Prior to the Closing, Seller will, and will cause its Subsidiaries to, use their respective reasonable best efforts in accordance with the terms and conditions, of Annex IV to this Agreement, including obtaining necessary Consents to (i) sell, distribute or otherwise transfer to Seller or an Affiliate of Seller or any other Person (other than an Acquired Company) all of the Acquired Companies' right, title and interest in the assets (including, without limitation, related leases) and Liabilities associated with those theatres which are not being acquired by Buyer and identified under the heading "Excluded Theatres" on Annex I to this Agreement (the "Excluded Theatres") and the Seller Assumed Property and Contracts and the Excluded Operations, (ii) sell, distribute or otherwise transfer to an Acquired Company, any Acquired Theatres currently owned or held by an Excluded Subsidiary and/or (iii) sell, distribute or otherwise transfer those Subsidiaries of the Company (the "Excluded Subsidiaries") that are not Acquired Companies (all of such Excluded Subsidiaries are listed on Annex Ito this Agreement) to Seller or one or more Affiliates of Seller or any other Person (other than an Acquired Company) (all actions referred to in clauses (i), (ii) and (iii) of this Section 5.8(a) taken in furtherance thereof and in clause (b) below being referred to herein collectively as the "Restructuring").

        (b) It is acknowledged that Seller will seek to implement the Restructuring in a manner not inconsistent with the methodology referred to in Annex IV of this Agreement provided that, in consultation with Buyer or at the request of Buyer, Seller may adopt alternate methodologies that will accomplish the Restructuring in a manner that minimizes the requirements for landlord consents. To the extent that Seller receives any consideration in connection with the Restructuring or the Excluded Operations, such consideration will be for Seller's account.

        5.9 [Intentionally Omitted.]

        5.10 Labor Issues. Seller will cause its Subsidiaries to perform and discharge all requirements, if any, under the WARN Act or under similar applicable state and local laws and regulations in connection with the Contemplated Transactions as a result of actions taken prior to the Closing. To the extent that any such requirements are triggered by actions taken by Buyer after the Closing with respect to the Acquired Companies, Buyer will perform and discharge all such requirements. Prior to the Closing Date, Seller will have caused the Acquired Companies to terminate or transfer to an Affiliate of Seller (other than an Acquired Company), all employees of the Acquired Companies other than the Transferred Employees.

        5.11 Tax Sharing Agreements. Seller will cause the Acquired Companies to terminate any and all existing Tax sharing agreements or arrangements, written or unwritten, binding the Acquired Companies as of the Closing Date.

        5.12 Title Matters. At Buyer's option and sole cost and expense, Buyer may obtain, at any time before Closing, such title insurance commitments, endorsements, policies and other reports as it deems necessary or advisable or as may be required by any of its lenders. Seller will, and will cause the Acquired Companies to reasonably cooperate in connection with the issuance thereof, provided the same is at no cost or liability to Seller. By way of example, in no case will Seller or its Subsidiaries, including without limitation any Acquired Company, be obligated to deliver any instrument or affidavit required for Buyer to obtain zoning, non-imputation or comprehensive endorsements.

        5.13 Payment of Severance Obligations. Seller will assume or discharge all liabilities of the Company with respect to severance payments, benefits and other obligations associated with the termination of any employees of the Company and its Subsidiaries other than the Transferred Employees prior to the Closing.

        5.14 Treatment of Company Guarantees. Seller will use its reasonable best efforts (provided that such obligation will not require Seller to exercise any buy-out option or otherwise purchase the leased equipment under any equipment lease) to have released and cancelled at or prior to the Closing each of the Company Guarantees, including using its reasonable best efforts to cause itself or one of its Affiliates (other than an Acquired Company) to be substituted in all respects for any Acquired Company directly affected thereby in respect of each of the Company Guarantees. If Seller is unable to either release and cancel such Company Guarantee or cause itself or one of its Affiliates to be so substituted in respect of such Company Guarantee as of the Closing Date, then Seller will continue to use its reasonable best efforts thereafter to have released and cancelled as soon as practicable each of the Company Guarantees, including using its reasonable best efforts to cause itself or one of its Affiliates (other than an Acquired Company) to be substituted in all respects for any Acquired Company directly affected thereby in respect of each of the Company Guarantees. Following the Closing Date, Seller will provide Buyer with notice as soon as reasonably practicable following Seller's receipt of notice of a claim being made by a lessor under any lease that has the benefit of a Company Guarantee.

        5.15 Treatment of 401(k) Accounts. Effective immediately prior to the Closing, Seller will assume the Hoyts Cinemas Corporation 401(k) Savings Plan (the "Seller 401 (k) Plan"). As soon as practicable following the Closing Date, Seller will cause the trustee of Seller 401(k) Plan to transfer (in accordance with the requirements of Section 414(1) of the IRC), in cash (or, with respect to Seller 401 (k) Plan loan promissory notes, in kind), the account balances (including outstanding loan balances) under Seller 401 (k) Plan (the "Transferred Account Balances") of each Transferred Employee who is a participant in Seller 401 (k) Plan to the trustee of a defined contribution plan (the "Buyer 401 (k) Plan") and trust maintained by Buyer or the Company on or after the Closing Date (such plan and trust to be established or designated by Buyer) which are intended to be qualified under Sections 401 (a) and 501 (a) of the IRC, respectively. The parties will cooperate in the taking of any action and the filing of any documents that may be required in connection with the transfer of assets and liabilities described herein.

        5.16 Seller Updated Information. At or prior to the Closing, Seller may notify Buyer of any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or otherwise disclosed on the Seller Disclosure Schedule (the "Seller Updated Information"). Such Seller Updated Information will not be deemed to have been set forth or otherwise disclosed as of the date of this Agreement.

        5.17 Critical Theatre Level Software. Seller will arrange for the Acquired Companies to have, for the Critical Theatre Level Software Period, all rights necessary for the use and enjoyment of the Critical Theatre Level Software in an equivalent manner in all material respects as the Critical Theatre Level Software is being used as of the date hereof at the Acquired Theatres, such Critical Theatre Level Software to be provided to the Acquired Companies at a cost no greater in the aggregate than Seller's cost as of the date hereof and on terms no less favorable in the aggregate than the terms on which such Critical Theatre Level Software is being used by the Acquired Companies as of the date hereof; provided, that Seller shall have the right, in its reasonable discretion and after consultation with Buyer, to provide alternative software that has equivalent functionality in all material respects as the ICON software and/or the Theatron Data System software, which alternative software shall for purposes hereof be deemed part of the Critical Theatre Level Software. Buyer shall have the right to inspect (at Buyer's cost, during normal business hours and upon reasonable written notice to Seller) five (5) days prior to the Closing Date, the Critical Theatre Level Software. For the purposes hereof, "Critical Theatre Level Software Period" shall mean the period of time commencing on the Closing Date and continuing for a period of time to be mutually agreed upon by the parties, but failing such agreement to be six (6) months; provided, that such period may be extended for up to an additional three (3) months, subject to the approval of Seller (not to be unreasonably withheld), in the event that Buyer requests in writing, at least forty-five (45) days prior to the end of such period, that Seller continue to provide the Critical Theatre Level Software for up to an additional three (3)-month period and, at the time of such request, Seller plans to have a substantial information technology capability at the Company Headquarters.

6. COVENANTS OF BUYER.

        6.1 Governmental Approvals. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (all filings under the HSR Act, to the extent such filings have not been made prior to the date hereof). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Affiliate to, (a) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions (including taking all actions requested by Seller to cause early termination of any applicable waiting period under the HSR Act).

        6.2 Regal Board of Directors Seat. At the personal request of Mr. James Packer, such request to be made in writing and prior to the Closing, Buyer agrees to enter into a letter agreement with Mr. James Packer, substantially in the form attached hereto as Exhibit H, pursuant to which it agrees to take or cause to be taken such actions as are necessary and desirable to increase the size of Buyer's Board of Directors by one director and to elect Mr. James Packer to fill the vacancy created by such increase as soon as reasonably practicable after the Closing and to include Mr. James Packer in management's slate of nominees for election thereafter until Mr. James Packer elects not to serve; provided, however, that the right to be elected to Buyer's Board of Directors will be personal to Mr. James Packer, and Buyer's Board of Directors will not be obligated by this Section 6.2 or any other provision of this Agreement to elect any other person to Buyer's Board of Directors.

        6.3 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to (a) cause the conditions in Sections 7 and 8 to be satisfied and to consummate the Contemplated Transactions and (b) negotiate in good faith to reach agreement with Seller on the terms and conditions of (i) provision of the Critical Theatre Level Software, (ii) the IT Interim Agreement and (iii) Transitional Services Agreement.

        6.4 Treatment of Seller Guarantees. Buyer will use its reasonable best efforts (provided that such obligation will not require Buyer to exercise any buy-out option in connection with or otherwise purchase the leased equipment under any equipment lease) to cooperate with Seller to have released and cancelled at or prior to the Closing each of the Seller Guarantees and any guaranty of lease or obligation as prior tenant of lease of the Seller or any Affiliate in connection with the Buyer's Ronkonkoma Stadium 9 Theatre located in Ronkonkoma, New York ("Seller Contingent Obligation"), including using its reasonable best efforts to cause itself or one of its Affiliates to be substituted in all respects for Seller and each of Seller's Affiliates directly affected thereby in respect of each of the Seller Guarantees or Seller Contingent Obligation as of the Closing Date. If Buyer is unable to either release and cancel such Seller Guarantee or Seller Contingent Obligation or cause itself or one of its Affiliates to be so substituted in respect of such Seller Guarantee or Seller Contingent Obligation as of the Closing Date, then Buyer will continue to use its reasonable best efforts thereafter to have released and cancelled as soon as practicable each of the Seller Guarantees, including using its reasonable best efforts to cause itself or one of its Affiliates to be substituted in all respects for Seller and each of Seller's Affiliates directly affected thereby in respect of each of the Seller Guarantees or Seller Contingent Obligation. Following the Closing Date, Buyer will provide Seller with notice as soon as reasonably practicable following Buyer's receipt of notice of a claim being made by a lessor under any lease that has the benefit of a Seller Guarantee or Seller Contingent Obligation.

        6.5 Maintenance of Books and Records. Except to the extent inconsistent with Section 11.15 or in connection with a claim under Section 10, Buyer will preserve, until at least the fifth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by Buyer relating to the Acquired Companies. After the Closing Date and up until at least the fifth anniversary of the Closing Date, upon any reasonable request from Seller or its Representatives, Buyer will (a) provide to Seller or its Representatives reasonable access to such records during normal business hours and (b) permit Seller or its Representatives to make copies of such records, in each case at no cost to Buyer or its Representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein will require Buyer to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law. Such records may be sought under this Section 6.5 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by Buyer if Buyer sends to Seller written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless Seller notifies Buyer that Seller desires to obtain possession of such records, in which event Buyer will transfer the records to Seller and Seller will pay all reasonable expenses of Buyer in connection therewith.

        6.6 New York Stock Exchange Listing. Buyer will have approved for listing on the New York Stock Exchange prior to the Closing Date, subject to official notice of issuance, the Regal Shares.

        6.7 Service Credit; Welfare Benefit Obligations. Following the Closing, with respect to each employee benefit or compensation plan of Buyer, the Company or any Affiliate in which any Transferred Employee participates (a "Buyer Plan"), for purposes of determining eligibility to participate, vesting, and entitlement to benefits (but not for accrual of pension benefits under any defined benefit pension plan), service prior to the Closing with the Company, Seller or any Affiliate (or predecessor employers to the extent the Company or Seller provided past service credit) will be treated as service with Buyer, the Company or any Affiliate of either; provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Buyer Plan will waive pre-existing condition limitations to the same extent waived under the applicable Plan. Transferred Employees will be given credit under the applicable Buyer Plan for amounts paid under a corresponding Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of Buyer Plan.

        6.8 Third Party Consents. Buyer agrees to cooperate with Seller and act in accordance with the provisions of Section 5.4.

        6.9 Buyer Updated Information. At or prior to the Closing, Buyer may notify Seller of any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or otherwise disclosed on the Buyer Disclosure Schedule (the "Buyer Updated Information"). Such Buyer Updated Information will not be deemed to have been set forth or otherwise disclosed as of the date of this Agreement.

        6.10 Consent to Existing Stockholders Agreement . Between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to obtain those written consents referred to in Section 2 of the Stockholders Agreement.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

        Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part).

        7.1 Accuracy of Representations. The representations and warranties of Seller contained in this Agreement (considered collectively) and each of such representations and warranties (considered individually), must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except that representations and warranties given as of a specific date need to be true and correct only as of such date), without giving any effect to any Seller Updated Information. Each representation and warranty of Seller which is qualified as to materiality or Material Adverse Effect must be true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as if made on the Closing Date (except that representations and warranties given as of a specific date need to be true and correct only as of such date), without giving any effect to any Seller Updated Information. Notwithstanding the foregoing, (a) no breach of any representation or warranty set forth in Section 3.15(a)(ii) hereof will be deemed to be a failure to meet the condition set forth in this Section 7.1 and (b) no breach or breaches of the representations and warranties of Seller that become known to Buyer based upon Seller Updated Information or otherwise will be deemed to be a failure to meet the condition set forth in this Section 7.1 so long as the aggregate Damages (which for purposes of this Section 7.1 will not include a reduction in Tax Items) reasonably likely to be suffered by Buyer arising out of or in connection with such breach or breaches does not exceed Five Million Dollars ($5,000,000).

        7.2 Seller's Performance.

        (a) Seller will have performed and complied in all material respects (considered collectively and individually) with all covenants and agreements that Seller is required to perform or comply with pursuant to this Agreement at or prior to the Closing.

        (b) Each document required to be delivered pursuant to Section 2.4(a) must have been delivered.

        7.3 Injunctions and Other Court Actions. There will not be any injunction, judgment, order, decree or ruling in effect that prevents or prohibits consummation of any of the Contemplated Transactions; provided, that the parties will use their reasonable best efforts to have any temporary or preliminary order or injunction lifted.

        7.4 Restructuring. Seller will have completed the Restructuring.

        7.5 HSR Act. Any Person required in connection with the Contemplated Transactions to file a notification and report in compliance with the HSR Act will have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) will have expired or been terminated.

        7.6 No Debt and Encumbrances. The Acquired Companies will have no Debt other than current liabilities included on the Closing Balance Sheet and no Encumbrances, other than Permitted Encumbrances.

        7.7 Critical Theatre Level Software. Seller will have arranged for the Acquired Companies to have use of the Critical Theatre Level Software in accordance with Section 5.17, unless the failure to have arranged such Critical Theatre Level Software is as a direct result of Buyer's failure to comply with its obligations under Section 6.3.

        7.8 Economic Benefit. Seller will have obtained for or provided to Buyer the Economic Benefit of, or will have entered into the necessary arrangements to assure Buyer of the Economic Benefit of, each Acquired Theatre associated with an Acquired Lease for which any related Lessor Consent has not been obtained on or prior to the Closing Date.

        7.9 Additional Documents. Seller must have delivered to Buyer such documents as Buyer may reasonably request for the purpose of enabling Buyer's counsel to provide the opinion referred to in Section 2.4(c)(x).

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

        Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

        8.1 Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement (considered collectively) and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except that representations and warranties given as of a specific date need to be true and correct only as of such date), without giving any effect to any Buyer Updated Information. The representations and warranties of Buyer which are qualified as to materiality or Material Adverse Effect must be accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date (except that representations and warranties given as of a specific date need to be true and correct only as of such date), without giving any effect to any Buyer Updated Information. Notwithstanding the foregoing, (a) no breach of any representation or warranty set forth in Section 4.3(b) hereof will be deemed to be a failure to meet the condition set forth in this Section 8.1 and (b) no breach or breaches of the representations and warranties of Buyer that become known to Seller based upon Buyer Updated Information or otherwise will be deemed to be a failure to meet the condition set forth in this Section 8.1 so long as the aggregate Damages reasonably likely to be suffered by Seller arising out of or in connection with such breach or breaches does not exceed Five Million Dollars ($5,000,000).

        8.2 Buyer's Performance.

        (a) Buyer will have performed and complied in all material respects (considered collectively and individually) with all covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing.

        (b) Each of the documents required to be delivered pursuant to Sections 2.4(c) and (e) must have been delivered, and Buyer must have delivered the Closing Consideration.

        8.3 Additional Documents. Buyer must have delivered to Seller such documents as Seller may reasonably request for the purpose of enabling Seller's counsel to provide the opinion referred to in Section 2.4(a)(xi).

        8.4 Injunctions and Other Court Actions. There will not be any injunction, judgment, order, decree or ruling in effect that prevents or prohibits consummation of any of the Contemplated Transactions; provided, that the parties will use their reasonable best efforts to have any temporary or preliminary order or injunction lifted.

        8.5 HSR Act. Any Person required in connection with the Contemplated Transactions to file a notification and report in compliance with the HSR Act will have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) will have expired or been terminated.

        8.6 Restructuring. Seller will have completed the Restructuring.

9. TERMINATION.

        9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

        (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party, and such breach has not been cured within 30 days after receipt of notice from the other party regarding such breach or such breach has not been waived;

        (b) by mutual consent of Buyer and Seller; or

        (c) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2003.

        9.2 Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES.

        10.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and agreements made pursuant to this Agreement (other than those of the Company, which will terminate at Closing) will survive the Closing; provided, that, each representation and warranty made by Seller or Buyer pursuant to this Agreement will survive only until, and will terminate upon, expiration of the time period for which indemnification for breach of such representation and warranty may be sought under Section 10.5. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and agreements.

        10.2 Indemnification and Payment of Damages by Seller.

        (a) Upon the terms and subject to the conditions of this Section 10, if the Closing occurs, Seller, without any right of contribution or indemnification from the Acquired Companies, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages that may be included in Damages solely as a result of such damages having been awarded to a third party under a Third Party Claim) or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party's claim (collectively, "Damages"), asserted against or incurred by any Buyer Indemnified Person arising, directly or indirectly, from or in connection with:

            (i)  any breach of any representation or warranty made by Seller in this Agreement; provided that for purposes of indemnification pursuant to this Section 10.2(a)(i), (A) any breach of any representation or warranty (other than any representation or warranty contained in Section 3.12) will be determined without regard to (x) any qualification related to materiality or Material Adverse Effect or (y) any Seller Updated Information, and (B) any breach of any representation or warranty contained in Section 3.19 will be determined without regard to any qualification related to Seller's Knowledge;

           (ii)  any breach by Seller or the Company of any covenant or agreement of Seller or the Company in this Agreement;

          (iii)  [Intentionally Omitted]

          (iv)  any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Parent, Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

           (v)  the Excluded Operations;

          (vi)  the Restructuring (other than Transfer Taxes resulting from the Restructuring for which Buyer is liable under Section 2.7);

         (vii)  the Company Guarantees; or

        (viii)  any failure of Seller or its Affiliates to comply with any obligations of the WARN Act or the notice provisions thereunder.

        (b) With respect to any Damages incurred by any Buyer Indemnified Person that are reduced by (1) the amount of any insurance proceeds paid to such Buyer Indemnified Person with respect to such Damages or (2) the amount of any indemnity, contribution or other similar payment paid to such Buyer Indemnified Person by any third party with respect to such Damages, the Damages for which such Buyer Indemnified Person is entitled to seek indemnification will reflect the amount of such reduction or, to the extent such indemnifiable Damages have already been paid by Seller to such Buyer Indemnified Person, such Buyer Indemnified Person will reimburse Seller for the amount of such reduction. Notwithstanding the foregoing, Seller will have the right to subrogation with respect to any insurance proceeds or any indemnity, contribution or other similar payment payable but not yet paid to any Buyer Indemnified Person with respect to any Damages incurred by such Buyer Indemnified Person.

        10.3 Procedure for Indemnification—Environmental Matters.

        (a) Except as set forth in this Section 10.3, the procedure described in Section 10.8 will apply to any Claim for which indemnification may be sought in connection with any breach of Section 3.19. The rights and remedies contained in this Agreement will constitute the sole and exclusive means for recourse with respect to the Facilities or the business of the Acquired Companies relating to any Environmental Law, and Buyer and Seller expressly waive any and all claims, rights, or causes of action that Buyer may have against Seller or which Seller may have against Buyer now or in the future arising under, in connection with or relating to any Environmental Law (whether by statute, regulation or common law), except that (i) Seller does not waive claims, rights or causes of action relating to Environmental Releases that took place after the Closing Date or violations of Environmental Laws that occur after the Closing Date in connection with Acquired Theatres and (ii) Buyer does not waive claims, rights or causes of action relating to Environmental Releases that took place after the Closing Date or violations of Environmental Laws that occur after the Closing Date at the Excluded Theatres.

        (b) If indemnification is sought for any Claim brought in connection with any breach of Section 3.19 with respect to an Excluded Theatre, Seller will be solely responsible for performing and controlling such Clean-up and will perform such Clean-up at its sole cost and expense and shall (i) except in an emergency, provide reasonable advance notice to Buyer of any Clean-up prior to undertaking it; (ii) keep Buyer reasonably informed of the progress of any such Clean-up and the schedule for completing such Clean-up; (iii) except as otherwise agreed to by the parties, within 7 business days of receipt, submit to Buyer copies of all written communications, filings, reports, correspondence or other documents received from any person in connection with any such Clean-up; (iv) provide Buyer with a reasonable opportunity to comment in advance upon any written communications, filings, reports, correspondence or other documents given to any Governmental Body in connection with such Clean-up and will consider timely provided comments in good faith; (v) perform the Clean-up in accordance with applicable law and any applicable leases or other contracts, and in a professional and workman like manner; and (vi) perform the Clean-up as necessary to obtain a "no further action" letter or similar document from the Governmental Body with jurisdiction over the Clean-up. Seller agrees to indemnify Buyer from any Claims arising from Seller's performance or failure to perform the Clean-Up in accordance with this section.

        (c) If indemnification is sought for any Claim brought in connection with any breach of Section 3.19 with respect to an Acquired Theatre, then Seller will have the right to control such Clean-up if and to the extent permitted by the applicable lease. In performing the Clean-up, Seller will comply with Section 10.3(b)(i)-(vi) and will perform the Clean-up at its sole costs and expense. Seller will provide Buyer with a reasonable opportunity to participate in any meetings with any Governmental Body regarding the Clean-up. Seller will have access to the Acquired Theatre only as reasonably necessary to perform the Clean-up and will not unreasonably interfere with the ordinary conduct of the current or future operations at the Acquired Theatre, including, without limitation, access to and egress from buildings and parking lots. Seller will employ properly qualified contractors and consultants to perform the Clean-up. Any equipment or structures used in connection with the Clean-up will be left in a manner so as not to present a risk of injury or harm to the Buyer, its guests, invitees, or any other person who may come onto the Acquired Theatre, and so as not to require any maintenance by Buyer. Seller will promptly upon the completion of any phase of the Clean-up, remove all equipment used in conducting that phase of the Clean-up, and restore the affected areas of the Acquired Theatre, including, without limitation, by replacing or repairing any pavement, landscaping or other ground cover which was removed or damaged in connection with that phase of the Clean-up, to substantially the same condition and appearance as that existed immediately prior to the commencement of the Clean-up. Seller agrees to provide and maintain, or require each of its contractors and consultants to provide and maintain, at no expense to Buyer or its Affiliates and at all times during the course of any Clean-up and for one year thereafter, insurance coverage with such limits and terms as are commercially reasonable under the circumstances. Seller agrees to keep any Acquired Facility free and clear of any liens that may arise as a result of the Clean-up, and to indemnify Buyer from any Claims arising from Seller's performance or failure to perform the Clean-up in accordance with this Section 10.3(b).

        (d) Notwithstanding any provision of this Section 10.3, the failure to provide notice to the indemnifying party under this Section 10.3 will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced thereby.

        10.4 Indemnification and Payment of Damages by Buyer.

        (a) Upon the terms and subject to the conditions of this Section 10, if the Closing occurs, Buyer will indemnify and hold harmless Seller and its Representatives, stockholders, and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of any Damages (including incidental and consequential damages that may be included in Damages solely as a result of such Damages having been awarded to a third party under a Third Party Claim) asserted against or incurred by any Seller Indemnified Person arising, directly or indirectly, from or in connection with:

            (i)  any breach of any representation or warranty made by Buyer in this Agreement; provided that for purposes of indemnification pursuant to this Section 10.4(a)(i), any breach of any representation or warranty (other than any representation or warranty contained in Section 4.9) will be determined without regard to (A) any qualification related to materiality or Material Adverse Effect or (B) any Buyer Updated Information);

           (ii)  any breach by Buyer of any covenant or agreement of Buyer in this Agreement;

          (iii)  any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer or any of its Affiliates (or any Person acting on their respective behalf) in connection with any of the Contemplated Transactions;

          (iv)  the Seller Guarantees; or

           (v)  any amendment, termination, rescission or breach or alleged breach by Buyer or any Acquired Company after the Closing of any Applicable Contract or Acquired Lease.

        (b) With respect to any Damages incurred by any Seller Indemnified Person that are reduced by (1) the amount of any insurance proceeds paid to such Seller Indemnified Person with respect to such Damages or (2) the amount of any indemnity, contribution or other similar payment paid to such Seller Indemnified Person by any third party with respect to such Damages, the Damages for which such Seller Indemnified Person is entitled to seek indemnification will reflect the amount of such reduction or, to the extent such indemnifiable Damages have already been paid by Buyer to such Seller Indemnified Person, such Seller Indemnified Person will reimburse Buyer for the amount of such reduction. Notwithstanding the foregoing, Buyer will have the right to subrogation with respect to any insurance proceeds or any indemnity, contribution or other similar payment payable but not yet paid to any Seller Indemnified Person with respect to any Damages incurred by such Seller Indemnified Person.

        10.5 Time Limitations. If the Closing occurs, Seller and Parent will have no liability (for indemnification or otherwise) for the breach of any representation or warranty, other than those in Sections 3.1, 3.2, 3.3, 3.11, 3.13, and 3.19, unless on or before the date that is eighteen (18) months after the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Seller's representations and warranties under (a) Sections 3.13 and 3.19 will survive for three (3) years after the Closing Date, (b) Section 3.11 will survive for the period of the applicable statute of limitations, and (c) Sections 3.1, 3.2 and 3.3 will survive indefinitely. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those in Sections 4.1, 4.2, 4.5 and 4.6 unless on or before the date that is eighteen (18) months after the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. Buyer representations and warranties under (a) Sections 4.1, 4.2, and 4.5 will survive indefinitely and (b) Section 4.6 will survive for a period of three (3) years. The parties acknowledge that, except as expressly set forth to the contrary above, the parties intend hereby to shorten the applicable statute of limitations for breach of this Agreement.

        10.6 Limitations on Indemnification Amounts—Seller.

        (a) Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a)(i) of Section 10.2 unless and until the total Damages (i) with respect to any individual matter exceeds One Hundred Thousand Dollars ($100,000) and (ii) with respect to all matters in the aggregate exceeds One Million Dollars ($1,000,000) and then only the amount of such excess. After the aggregate Damages with respect to the matters described in clause (a)(i) of Section 10.2 exceed One Million Dollars ($1,000,000), Seller will be liable for all Damages that exceed One Million Dollars ($1,000,000) in the aggregate in connection with any individual matter that exceeds One Hundred Thousand Dollars ($100,000) individually. The liability of Seller with respect to the matters described in clause (a)(i) of Section 10.2 will in no event exceed One Hundred Million Dollars ($100,000,000).

        (b) The liability of Seller with respect to the matters described in clauses (a)(v) and (a)(vi) of Section 10.2 will in no event exceed Three Hundred Million Dollars ($300,000,000) for all claims for which Buyer notifies Seller during the period from the Closing Date to the third anniversary of the Closing Date. Following the third anniversary of the Closing Date, the liability of Seller with respect to the matters described in clauses (a)(v) and (a)(vi) of Section 10.2 for all claims for which Buyer notifies Seller following the third anniversary of the Closing Date will in no event exceed the lesser of (i) One Hundred Fifty Million Dollars ($150,000,000) or (ii) Three Hundred Million Dollars ($300,000,000) minus all amounts paid to Buyer for claims made during the period from the Closing Date to the third anniversary of the Closing Date. Notwithstanding the foregoing, the liability of Seller with respect to the matters described in clauses (a)(v) and (a)(vi) will terminate on the later of (i) 18 months after the Closing Date and (ii) at the time when Seller has delivered to Buyer releases reasonably acceptable in form and substance to Buyer from all of the lessors (collectively, the "Restructuring Releases") of all of the Excluded Leases, releasing Buyer and any relevant Acquired Company from all liabilities and obligations arising under the Excluded Leases and any ancillary agreements relating thereto including, without limitation, any guarantees; provided, however, that Seller's liability will not terminate with respect to any claim made by Buyer prior to Seller's delivery of the Restructuring Releases, except as set forth in this Section 10.

        10.7 Limitations on Indemnification Amount—Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a)(i) of Section 10.4 until the total Damages (i) with respect to any such individual matter exceeds One Hundred Thousand Dollars ($100,000) and (ii) with respect to all claims in the aggregate exceeds One Million Dollars ($1,000,000) and then only the amount of such excess. After the aggregate Damages with respect to the matters described in clause (a)(i) of Section 10.4 exceed One Million Dollars ($1,000,000), Buyer will be liable for all Damages that exceed One Million Dollars ($1,000,000) in the aggregate in connection with any individual claim that exceeds One Hundred Thousand Dollars ($100,000) individually. The liability of Buyer with respect to the matters described in clause (a)(i) of Section 10.4 will in no event exceed One Hundred Million Dollars ($100,000,000).

        10.8 Procedure for Indemnification—Third Party Claims.

        (a) Promptly after receipt by an indemnified party under Section 10.2 or 10.4, of notice of the assertion of liability by a third party ("Third Party Claim"), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of such Third Party Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. This Section 10.8 will not apply to Tax Claims governed by Section 10.2 or 10.9.

        (b) If any Third Party Claim is made against an indemnified party and it gives prompt notice to the indemnifying party of the commencement of such Third Party Claim, the indemnifying party will, unless the claim involves Taxes (which is addressed in Section 10.9), assume the defense of such Third Party Claim with counsel of its own choosing and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Third Party Claim, provided that the indemnifying party pursues the defense of such Third Party Claim in good faith, the indemnifying party will not be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim subsequently incurred by the indemnified party in connection with the defense of such Third Party Claim. If notice is given to an indemnifying party of the assertion of any Third Party Claim and the indemnifying party does not, within thirty (30) days (or, if a lesser period is required in response to such Third Party Claim, then such lesser period) after the indemnified party's notice is given, take appropriate action to defend such Third Party Claim, the reasonable fees and expenses of the indemnified party's counsel will be at the expense of the indemnifying party.

        (c) If the indemnifying party assumes the defense of a Third Party Claim, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent will not be unreasonably withheld or delayed) unless (A) the sole relief provided is monetary damages that are not required to be paid by the indemnified party and (B) such compromise or settlement includes as an unconditional term thereof a customary and complete release of the indemnified party from all liability with respect to such Third Party Claim and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent (which consent will not be unreasonably withheld or delayed).

        (d) Notwithstanding the foregoing, an indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Third Party Claim at its sole expense; provided, that (i) no indemnified party may settle or dispose of any Third Party Claim for which an indemnifying party may have a liability under this Agreement without the prior written consent of such indemnifying party (which consent will not be unreasonably withheld or delayed) unless (A) the sole relief provided is monetary damages that are not required to be paid by the indemnifying party and (B) such compromise or settlement includes as an unconditional term thereof a customary and complete release of the indemnifying party from all liability with respect to such Third Party Claim and (ii) no indemnifying party will have any liability with respect to any settlement, compromise or discharge effected without its consent (which consent will not be unreasonably withheld or delayed) in respect of any claim for which indemnity may be sought hereunder. No indemnified party will take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

        10.9 Tax Claims. The following provisions will apply with respect to Taxes:

        (a) Seller's Indemnification. Subject to Section 10.9(b), Seller, without any right of contribution from the Acquired Companies, without regard to the limitations in Section 10.6 will indemnify and hold harmless Buyer from, against and in respect of (i) any Taxes imposed on the Acquired Companies with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on and including the Closing Date (a "Pre-Closing Straddle Period"), (ii) all Taxes of any member of an affiliated, consolidated combined or unitary group of which the Acquired Companies (or any predecessor of the Acquired Companies) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any and all Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies as a transferee, as a successor, by contract or pursuant to any law, rule or regulation, which obligation arises pursuant to an event or transaction occurring before the Closing Date or on the Closing Date prior to the Closing, and (iv) the portion of the Transfer Taxes for which Seller is liable pursuant to Section 2.7, provided, however, that Seller will have no obligation to indemnify or hold harmless Buyer pursuant to this Section 10.9(a) or Section 10.2 to the extent of Taxes included as current liabilities for purposes of calculating Net Working Capital.

        (b) Buyer's Indemnification. Without regard to the limitations in Section 10.7, Buyer will indemnify and hold harmless Seller from, against and in respect of any liability of Seller or the Acquired Companies for (i) any Taxes imposed on Seller or the Acquired Companies with respect to any period beginning after the Closing Date (a "Post-Closing Tax Period") and any portion of any Straddle Period beginning immediately after the Closing Date (a "Post-Closing Straddle Period"); (ii) the portion of the Transfer Taxes for which Buyer is liable pursuant to Section 2.7; (iii) all Taxes of Seller, its Affiliates and the Acquired Companies attributable to operations, acts or omissions of Buyer or the Acquired Companies occurring on the Closing Date after the Closing other than in the Ordinary Course of Business (including but not limited to the making of any Tax elections on the Closing Date after the Closing and any merger, consolidation, or liquidation of the Acquired Companies occurring on the Closing Date after the Closing); and (iv) in the event that a Section 338(h)(10) Election is made pursuant to Section 2.6, the excess, if any, of (i) the amount of Taxes for which Seller is liable (including pursuant to Sections 2.7 and 10.9(a)) resulting from the transactions contemplated hereby, including the transactions consummated pursuant to the Restructuring, over (ii) the amount of Taxes for which Seller would have been liable (including pursuant to Sections 2.7 and 10.9(a)) as a result of the transactions contemplated hereby, including the transactions consummated pursuant to the Restructuring, if no such Section 338(h)(10) Election had been made.

        (c) Tax Returns.

            (i)  Tax Returns for Pre-Closing Periods. Seller will cause to be included the income, gains, losses, deductions, and other applicable Tax Items of the Acquired Companies for all periods ending on or prior to the Closing Date ("Pre-Closing Tax Periods") on Seller's (or its Affiliates') consolidated United States federal income Tax Return or Returns as applicable and on Seller's (or its Affiliates') consolidated, combined or unitary income Tax Returns filed for state, local or foreign income Tax purposes on a basis consistent with past Tax Returns, including the utilization of the same accounting methods and elections used for the preparation of such Tax Returns in prior periods, except to the extent required by relevant Tax law, provided, however, that all transactions occurring other than in the Ordinary Course of Business on the Closing Date after the Closing will be reported on the separate consolidated United States federal income Tax Return of the Company, Buyer, or its Affiliates, as applicable, to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), and will be similarly reported on other income Tax Returns of Buyer and the Acquired Companies to the extent permitted by law. Seller will cause all such income Tax Returns to be timely filed. Seller also will prepare or cause to be prepared, and timely file or cause to be timely filed, all other Tax Returns of the Acquired Companies required to be filed for Pre-Closing Tax Periods on a basis consistent with past Tax Returns of the Acquired Companies, including the utilization of the same accounting methods and elections used for the preparation of such Tax Returns in prior periods, except to the extent required by relevant Tax law. With respect to Tax Returns for Pre-Closing Tax Periods that include the Closing Date, Seller will allow Buyer a period no less than 30 days before the filing of all such Tax Returns and any amendments of such Tax Returns to review all such Tax Returns (and any amendments of such Tax Returns). Seller will notify Buyer in writing upon the delivery to Buyer of such Tax Returns (and any amendments of such Tax Returns) of any positions contained therein that are inconsistent with positions taken on prior Tax Returns. Seller will cooperate in good faith and on a commercially reasonable basis with Buyer to address any concerns or questions of Buyer with respect to such Tax Returns (or any amendments of such Tax Returns), including the amount and calculation of any taxable income and loss and Tax Items shown thereon. Any dispute relating to the treatment of an item on such Tax Returns (or any amendments of such Tax Returns) will be resolved pursuant to Section 10.9(g). Seller will timely remit to the relevant taxing authority all unpaid Taxes shown on such Tax Returns (or any amendments of such Tax Returns). All amendments of any Tax Returns described in this Section 10.9(c)(i) shall be prepared on a basis consistent with past Tax Returns, including the utilization of the same accounting methods and elections used for the preparation of such Tax Returns in prior periods, except to the extent required by relevant Tax law. Seller will provide Buyer as soon as reasonably practicable with copies of income Tax Returns of Seller for the period ended June 2002 that include the operations of all or any of the Acquired Companies.

           (ii)  Tax Returns for Straddle Periods. Buyer will prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Acquired Companies for periods beginning on or before the Closing Date and ending after the Closing Date ("Straddle Periods") and, to the extent the filing of such Tax Returns by Buyer could reasonably be expected to increase any Tax otherwise payable by any Acquired Company or the Seller for any Pre-Closing Straddle Period or Pre-Closing Tax Period, on a basis consistent with past Tax Returns of the Acquired Companies, including the utilization of the same accounting methods and elections used for the preparation of such Tax Returns in prior periods, except to the extent required by relevant Tax law. Buyer will allow Seller a period of at least 30 days before the filing of such Tax Returns to review such Tax Returns. Buyer will notify Seller in writing upon the delivery to Seller of such Tax Returns of any positions contained therein that are inconsistent with positions taken on prior Tax Returns. Buyer will cooperate in good faith and on a commercially reasonable basis with Seller to address any concerns or questions of Seller with respect to such Tax Returns. At least two (2) days prior to the due date for the payment of Taxes with respect to a Straddle Period, Seller will pay Buyer or the Acquired Companies the amount of undisputed and unpaid Taxes shown on such Tax Returns that relate to Pre-Closing Straddle Periods (as determined in accordance with Section 10.9(d)). Buyer will, or will cause the Acquired Companies to, timely remit to the relevant taxing authority all unpaid Taxes shown on such Tax Returns. Any dispute relating to the treatment of any item on such Tax Returns will be resolved pursuant to Section 10.9(g).

        (d) Apportionment of Taxes. To the extent permitted by law or administrative practice, Seller, Buyer, and the Acquired Companies will cause the taxable periods of the Acquired Companies to end on and include the Closing Date. For purposes of determining the Taxes or other Tax Items of the Acquired Companies for any Straddle Period that are allocable to the Pre-Closing Straddle Period or Post-Closing Straddle Period, such Taxes and other Tax Items will be apportioned between the Pre-Closing Straddle Period and the Post-Closing Straddle Period based upon an interim closing of the books of the Acquired Companies; provided, that exemptions, allowances, and deductions that are calculated on an annual basis (including depreciation and amortization deductions), lower bracket amounts, and Taxes calculated on a periodic basis (such as real property Taxes) will be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period.

        (e) Contest Provisions.

            (i)  Each of Buyer and the Acquired Companies, on the one hand, and Seller, on the other hand (the "Recipient"), will notify the Vice President—Taxes or chief tax officer of the other party in writing within 30 days of receipt by the Recipient of written notice of any pending or threatened audit, deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim relating to Taxes (a "Tax Audit") that could affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it will not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if and to the extent that such other party is actually and materially prejudiced by such failure to give notice.

           (ii)  Seller's Items. To the extent that a Tax Audit relates to any Pre-Closing Tax Period or any Pre-Closing Straddle Period, Seller will at its expense control the defense and settlement of such Tax Audit, except as provided below. To the extent that such Tax Audit relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period could affect the Taxes or Tax Items of Buyer or any Acquired Company for any Post-Closing Straddle Period or Post-Closing Tax Period, (A) Seller will allow Buyer to participate in such defense and settlement at its expense; (B) Seller will promptly provide to Buyer any written correspondence received from the relevant taxing authority in connection with such Tax Audit; (C) Seller will provide to Buyer for its review any written correspondence, materials or other documentation to be delivered to the relevant taxing authority at least 5 business days prior to such delivery; (D) Seller will cooperate in good faith and on a commercially reasonable basis with Buyer to address any concerns or questions of Buyer with respect to such Tax Audit; and (E) neither Seller nor any Affiliate of Seller will settle, compromise, or otherwise agree to any resolution of such Tax Audit (or any portion thereof) without the prior written consent of Buyer. In the event that Buyer fails to consent to any settlement, compromise, or resolution of such Tax Audit (or any portion thereof), Buyer will, at its own expense, assume control of the defense and settlement of such Tax Audit and will indemnify and hold harmless Seller and its Affiliates from the excess, if any, of (i) the amount of any Taxes resulting from such Tax Audit (or portion thereof) over (ii) the amount of Taxes that would have resulted from such Tax Audit (or portion thereof) had such Tax Audit (or portion thereof) been settled, compromised or resolved in the manner proposed by Seller.

          (iii)  Buyer's Items. To the extent that a Tax Audit relates to any Post-Closing Tax Period or any Post-Closing Straddle Period, Buyer will, at its expense, control the defense and settlement of such Tax Audit. To the extent that such Tax Audit relating to any Post-Closing Tax Period or Post-Closing Straddle Period could affect the Taxes or Tax Items of Seller or any Acquired Company for any Pre-Closing Straddle Period or Pre-Closing Period, (A) Buyer will allow Seller to participate in such defense and settlement at its expense; (B) Buyer will promptly provide to Seller any written correspondence received from the relevant taxing authority in connection with such Tax Audit; (C) Buyer will provide to Seller for its review any written correspondence, materials or other documentation to be delivered to the relevant taxing authority at least 5 business days prior to such delivery; (D) Buyer will cooperate in good faith and on a commercially reasonable basis with Seller to address any concerns or questions of Seller with respect to such Tax Audit; and (E) neither Buyer nor any Affiliate of Buyer will settle, compromise, or otherwise agree to any resolution of such Tax Audit (or portion thereof) without the prior written consent of Seller, which shall not be unreasonably withheld.

          (iv)  Straddle Periods. If any Taxes or Tax Items relating to a Straddle Period relate to both Pre-Closing Straddle Periods and Post-Closing Straddle Periods, the party that has the greater potential liability for those Tax Items shall control the Acquired Companies' interests therein, provided that such party defends, in good faith, the items as reported on the relevant Tax Return, subject to the participation, document delivery and settlement provisions set forth in Sections 10.9(e)(ii) and (iii).

           (v)  General Cooperation. In addition to the general obligations of Buyer and Seller set forth in this Section 10.9(e), Buyer and Seller will (A) cooperate with each other on a good faith and commercially reasonable basis in preparing for any Tax Audit, and (B) promptly furnish the other copies of all relevant correspondence received from any tax authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement.

        (f) Tax Refund and Overpayments.

            (i)  If after the Closing, Buyer or the Acquired Companies receives any refund or utilizes the benefit of any overpayment of Taxes which either (x) relates to Taxes paid by Seller or the Acquired Companies with respect to Pre-Closing Tax Periods or Pre-Closing Straddle Periods, or (y) is the subject of indemnification by Seller pursuant to this Agreement, Buyer will promptly transfer, or cause to be transferred, to Seller the entire amount of the refund or overpayment (including interest) resolved or utilized by Buyer or the Acquired Companies. Buyer agrees to notify Seller within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Buyer agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.

           (ii)  If after the Closing, Seller receives any refund or utilizes the benefit of any overpayment of Taxes which either (x) relates to Taxes paid by Buyer or the Acquired Companies with respect to Post-Closing Tax Periods, or Post-Closing Straddle Periods, or (y) is the subject of indemnification by Buyer pursuant to this Agreement, Seller will promptly transfer, or cause to be transferred, to Buyer the entire amount of the refund or overpayment (including interest) resolved or utilized by Seller. Seller agrees to notify Buyer within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. Seller agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to Buyer all information, records and assistance necessary to verify the amount of the refund or overpayment.

        (g) Resolution of All Tax-Related Disputes. In the event that Seller and Buyer disagree on the calculation of any amount relating to Taxes, the treatment of any item on any Tax Return, or the interpretation or application of any provision of this Agreement relating to Taxes, including the resolution of any Tax Audit, Seller and Buyer will promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 business days of the date of receipt by one party from the other of written notice of a dispute, such dispute will be submitted to the Accountants and resolved using the procedures set forth in Section 2.5(d). The resolution of the Accountants will be final, conclusive and binding on the parties. All fees and expenses related to the work performed by the Accountants will be borne fifty percent (50%) by each of Seller and Buyer. No party will take any position on any Tax Return or in any other manner for Tax purposes that is inconsistent with the determination of the Accountants.

        (h) Exclusivity. Except with respect to Damages resulting from the breach of any representation or warranty set forth in Section 3.11 (which, subject to the last sentence of this Section 10.9(h), are subject to indemnification under Section 10.2(a)), this Section 10.9 alone will govern all claims for indemnification for or with respect to Taxes, notwithstanding the other provisions of Section 10. Seller and Buyer intend that this Section 10.9 shall apply, and Section 10.2(a) shall not apply, with respect to any Taxes indemnifiable by Seller to Buyer under this Section 10.9.

        (i) Payments. Unless otherwise provided herein, all payments required to be made under this Section 10.9 or Section 2.7, including payments of indemnification of Tax, will be made in immediately available funds within five (5) business days of receipt of a written notice from the party entitled to such payment which sets forth in reasonable detail the basis and an explanation of the claim hereunder, but where applicable, in no event earlier than two (2) business days before the date on which such amounts are to be paid to the relevant taxing authority.

        (j) Amendment of Tax Returns. Neither Buyer nor the Acquired Companies will amend, re-file, or otherwise modify any Tax Return for any Pre-Closing Tax Period or any Straddle Period (but only to extent that such modifications relate to amounts allocable to a Pre-Closing Straddle Periods), or waive any limitation period with respect to such Tax Returns, relating in whole or in part to the Acquired Companies without the written consent of Seller, which will not be unreasonably withheld. Upon the written request of Buyer, and at Buyer's expense, Seller will prepare and file amendments to its income Tax Returns filed with respect to Pre-Closing Tax Periods ending on or before June 2002, that include the operations of all or any of the Acquired Companies, to properly adjust reporting positions taken on such Tax Returns which positions adjust positions taken on prior Tax Returns.

        (k) Purchase Price Adjustments. The parties agree that any payments made pursuant to Section 2.5 or Section 10 hereof will be treated for Tax purposes as adjustments to the Purchase Price.

        (l) Tax Attributes. No provision of this Agreement will be construed as a representation, warranty, covenant, or guaranty by Seller of the net operating losses, alternative minimum tax net operating losses, capital loss carryovers, alternative minimum tax credits, or other Tax attributes of the Acquired Companies (the "Tax Items"). Notwithstanding any provision of the Agreement, Seller will have no obligation to indemnify Buyer or the Acquired Companies for, or with respect to, any disallowance, unavailability, or lack of Tax Items.

        10.10 Procedure For Indemnification—Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

        10.11 No Duplication; Sole Remedy.

        (a) Any liability for indemnification hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

        (b) The respective rights to indemnification of Buyer Indemnified Persons and Seller Indemnified Persons as provided for in Sections 10.2 and 10.4, as applicable, for a breach of this Agreement, will constitute such party's sole and exclusive remedy for such a breach and the breaching party will have no other liability or damages to the other party resulting from the breach, except that nothing herein will relieve a party from liability for fraud.

        10.12 No Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IN NO EVENT WILL SELLER OR BUYER BE LIABLE TO BUYER INDEMNIFIED PERSONS OR SELLER INDEMNIFIED PERSONS, AS APPLICABLE, FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR SIMILAR DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, GOODWILL OR CAPITAL, OR DOWNTIME EXPENSES (OTHER THAN SUCH DAMAGES AWARDED TO A THIRD PARTY UNDER A THIRD PARTY CLAIM).

        10.13 [Intentionally Omitted]

        10.14 Reduction of Damages Attributable to an Actual Tax Benefit.

        Damages incurred by any Buyer Indemnified Person or Seller Indemnified Person, as applicable, that are indemnifiable under this Section 10 will be reduced by an amount equal to any reduction in income Taxes actually paid with respect to a Tax period on account of the application of a deduction or other Tax Item attributable directly to such Damages, and the creation or increase in the amount of a net operating loss carryover or a carryover of another Tax Item shall not be treated as a reduction in the income Taxes actually paid with respect to such Tax period; provided, that, such reduction in Damages will apply only if (i) Seller or Buyer, as applicable, promptly upon payment of the indemnified amount under this Section 10 has notified the other in writing of such amount and the recipient's potential entitlement to a reduction of income Taxes on account of such Damages and/or indemnity payment and (ii)(a) the actual reduction of income Taxes paid occurs with respect to the same Tax period as the application of a deduction (other than the application of a net operating loss carryover) or other Tax Item (other than a Tax Item carried over from a prior Tax period) attributable directly to such Damages or (b) the actual reduction of income Taxes paid as a result of the application of a net operating loss carryover or other Tax Item carried over from a prior Tax period attributable directly to such Damages occurs with respect to a Tax period ending prior to the fifth anniversary of the Closing. In the event this Section 10.14 results in a reduction in the amount of Damages, Buyer or Seller, as applicable, will reimburse the other for the amount of such reduction net of any income Taxes payable with respect to the receipt of the indemnity payment attributable to such Damages.

11. GENERAL PROVISIONS.

        11.1 Expenses. Except as otherwise expressly provided in this Agreement and whether or not the Contemplated Transactions are consummated, Buyer and Seller will each bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided that Buyer will pay one-half and Seller will pay one-half of (a) the HSR Act filing fee, (b) all of Buyer's out of pocket expenses associated with Buyer's compliance with its obligations under Section 6.4 hereof, (c) all of Seller's out of pocket expenses associated with Seller's compliance with its obligations under Section 5.14 hereof and (d) expenses of third parties paid in connection with obtaining all necessary Consents from such third parties and other authorizations needed to effect the Restructuring. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        11.2 Public Announcements. Neither Seller or its Affiliates nor Buyer or its Affiliates will, without the express written consent of the other (such consent not to be unreasonably withheld), make any public announcement or release similar publicity with respect to this Agreement or the Contemplated Transactions unless required by Legal Requirements. Seller and its Affiliates and Buyer and its Affiliates may make any public disclosure required by any Legal Requirements upon two days written notice to Buyer or Seller, respectively. Seller and Buyer will consult with each other concerning the means by which the Transferred Employees and the Acquired Companies' customers and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

        11.3 Confidentiality. The Confidentiality Agreement, dated December 10, 2002 (the "Confidentiality Agreement"), between Buyer, Hoyts Cinemas Limited and Hoyts Cinemas America Limited remains in full force and effect and, upon the terms and subject to the conditions therein, applies to information furnished in connection with this Agreement or the Contemplated Transactions.

        11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        Seller or the Company:

  Hoyts Cinemas Corporation
  One Exeter Plaza
  Boston, MA 02116
  Attention: Terry Moriarty
  Facsimile No.: (617) 646-5931

  with a copy to:

  HUSH Holdings U.S. Inc.
  c/o Consolidated Press Holdings Limited
  54-58 Park Street Sydney, NSW 2000 AUSTRALIA
  Attention: Guy Jalland
  Facsimile No.: 011-61-2-9-261-0528

  and:

  Skadden, Arps, Slate, Meagher & Flom LLP
  Four Times Square
  New York, NY 10036
  Attention: Patricia Moran, Esq.
  Facsimile No.: (917) 777-3130

  Buyer:

  Regal Entertainment Group
  7132 Regal Lane
  Knoxville, TN 37918
  Attention: General Counsel
  Telephone: (865) 922-1123
  Facsimile No.: (865) 922-6085

  with a copy to:

  Hogan & Hartson L.L.P.
  One Tabor Center
  Suite 1500
  1200 Seventeenth Street
  Denver, CO 80202
  Attention: Christopher J. Walsh
  Facsimile No.: 303-899-7333

        11.5 Further Assurances. From time to time after the Closing Date, the parties agree (a) to furnish or make available upon request to each other such further information, (b) to execute and deliver to each other such other reasonable documents, and (c) to do such other reasonable acts and things, all as the other party may reasonably request at the expense of the requesting party for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement; including, without limitation, to transfer back to Seller or its Affiliates at Seller's cost any rights to Excluded Operations that are held by any of the Acquired Companies after the Closing.

        11.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, oral and written, between the parties with respect to its subject matter, including, without limitation, the Summary of Terms, dated January 14, 2003, between Buyer and Seller and the exclusivity letter dated January 14, 2003, between Buyer and Seller, but specifically excluding the Confidentiality Agreement (which remains in effect in accordance with its terms), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        11.8 Disclosure Schedules.

        (a) In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule or the Buyer Disclosure Schedule (other than an exception expressly set forth as such in the Seller Disclosure Schedule or the Buyer Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        (b) The disclosures in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, and those in any supplement thereto, unless otherwise set forth or referenced therein, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

        11.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights and obligations under this Agreement to any wholly owned Subsidiary of Buyer and Seller may assign its rights and obligations under this Agreement to any Affiliate of Seller, provided, that in either case no assignment will limit, relieve or otherwise affect the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and, with respect to Section 6.2, Mr. James Packer) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in Section or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        11.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

        11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        11.13 Governing Law. This Agreement will be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York without regard to any conflicts of laws principles that would mandate the application of the laws of another jurisdiction.

        11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        11.15 Tax Assistance. The parties agree that, after the Closing Date:

        (a) Buyer, on the one hand, and Seller, on the other hand, will each assist the other (and cause its respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

        (b) Buyer, on the one hand, and Seller, on the other hand, will make available to each other upon written request and to any taxing authority as reasonably requested in writing all relevant books and records relating to Tax Returns or Taxes of the Acquired Companies. Any such information will be kept strictly confidential. All such records and information will be retained until 30 days following the expiration of the applicable Tax statute of limitations (including any extension thereof); provided, however, that in the event a proceeding has been instituted prior to the expiration of the applicable statute of limitations for which the information may be requested, the information will be retained until there is a final determination with respect to such proceeding; Notwithstanding the foregoing, Seller, on the one hand, and Buyer, on the other hand, may dispose of any such information 30 days after such party (the "Information Party") notifies the other party (the "Recipient Party") in writing of the Information Party's intention to dispose of such information, provided, that if the Recipient Party notifies the Information Party, within 20 days of the Information Party's notification, of the Recipient Party's desire to retain such information, the Information Party shall promptly deliver such information to the Recipient Party; and

        (c) Except as otherwise provided in Section 2.6(a), the party requesting assistance or cooperation will bear the other party's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

        11.16 Arbitration

        (a) Except as provided in Sections 2.5(d) and Section 10.9(h) herein, in the event of any claim, dispute or controversy of any nature between the parties arising out of or in connection with this Agreement, or the negotiation, execution, delivery, performance, nonperformance, validity, termination or breach thereof ("Dispute"), the parties will consult and negotiate with each other in good faith and otherwise use their respective commercially reasonable efforts to settle such Dispute within a 45-day period after receipt by a party of written notice of a Dispute. If for any reason, the Dispute is not resolved or settled within such 45-day period then, upon the demand of Buyer or Seller, the Dispute will be resolved by binding arbitration in New York, New York in accordance with the United States Arbitration Act (9 USC § 1 et sec.) and the Commercial Arbitration Rules of the AAA, as they may be amended from time to time (the "Rules") except as modified herein. An arbitration award rendered by the arbitrators will be final and binding on the parties to this Agreement, will be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal and may be entered and enforced in any court having jurisdiction over the parties or their property.

        (b) The Dispute will be resolved by a panel of three neutral and impartial arbitrators to be selected as follows: Buyer and Seller will each appoint one arbitrator within thirty (30) days of receipt by respondent of a copy of the demand for arbitration. The two arbitrators so selected will, within twenty (20) days after notification of the identity of the second arbitrator, choose a third arbitrator, who will serve as chair of the arbitral tribunal. Any arbitrator not timely appointed will, on the request of any party, be appointed by the AAA in accordance with the listing, ranking and striking procedure in the Rules. Each party will pay the fees and expenses of the arbitrator selected by it, one-half of the fees and expenses of the third arbitrator and one half of the administrative costs and fees of the arbitration. All other fees and expenses of each party incurred in connection with the arbitration will be borne by the party incurring such costs, unless the arbitral tribunal determines that such costs should be borne by the other party.

        (c) In the absence of agreement by the parties as to pre-hearing discovery, the arbitral tribunal will order such discovery as it determines to be consistent with the needs of the parties taking in to account the expedited nature of arbitration. The hearing will be held as promptly as possible, and if practicable, no later than one hundred and fifty (150) days after the appointment of the third arbitrator. The arbitral tribunal will be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The arbitration award will be in writing and will specify factual and legal basis for the award. T he arbitral tribunal will have the authority to award any remedy or relief that a court of the State of New York could order or grant, including specific performance of any obligation created under the Agreement, issuance of an injunction or money damages.

        (d) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal will have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. The parties hereby submit to the exclusive jurisdiction of the federal and state courts located in New York, New York (the "New York Courts") for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder.

        (e) This agreement to arbitrate will be binding on all parties and their Affiliates, all Buyer Indemnified Persons, all Seller Indemnified Persons and on their respective successors and assigns.

        11.17 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted hereunder.

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        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

REGAL ENTERTAINMENT GROUP
By:	/s/ MICHAEL L. CAMPBELL Name: Michael L. Campbell Title: Co-Chief Executive Officer
HUSH HOLDINGS U.S. INC.
By:	/s/ GRAHAM ALLAN CUBBIN Name: Graham Allan Cubbin Title:
HOYTS CINEMAS CORPORATION
By:	/s/ TERENCE P. MORIARTY Name: Terence P. Moriarty Title: President

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  Exhibit 10.1
STOCK PURCHASE AGREEMENT among REGAL ENTERTAINMENT GROUP, ("Buyer") HUSH HOLDINGS U.S. INC. ("Seller") and HOYTS CINEMAS CORPORATION ("Company") Dated as of February 3, 2003
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STOCK PURCHASE AGREEMENT
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AGREEMENT